UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM SB-2/A

Registration Statement under the Securities Act of 1933

HEMIS CORPORATION
(Name of Small Business Issuer in its Charter)

NEVADA	1000	20-2749916
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Neuhofstrasse 8
8600 Dübendorf, Switzerland
(702) 387 2382
(Address and telephone number of principal executive offices)

EastBiz, Inc.
5348 Vegas Drive, #226
Las Vegas, Nevada 89108 USA
(702) 387 3827
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green, Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804    Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective
Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the
same offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [   ]

Proposed
		Proposed	Maximum
Title of Each Class of	Amount to be	Maximum	Aggregate Offering	Amount of
Securities to be	Registered	Offering Price	Price (2)	Registration Fee
Registered		per Unit (1) ($)	($)	($)

Shares of Common	6,954,517	1.00	6,954,517	$744.13
Stock, par value $0.001

1	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

6,954,517 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

This Prospectus relates to the resale by selling shareholders of up to 6,954,517 shares of our common stock currently outstanding. Approximately 61 of our shareholders are offering shares of our common stock to the public by means of this Prospectus.

The selling shareholders will sell at a price of $1.00 per share until our shares are quoted on the NASD’s Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchaser in this offering may be receiving an illiquid security.

An investment in our common stock is speculative. See "Risk Factors" starting at page 10 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is ________________.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART I — INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

Our Business

Hemis Corporation (“Hemis, “we”) is a start up mineral exploration company. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations.

Our principal offices are located at Neuhofstrasse 8, CH – 8600 Dübendorf, Switzerland, and we have an address for service and a telephone number in Las Vegas, Nevada. Our telephone number is (702) 387 2382. Our fiscal year end is December 31.

We are engaged in the acquisition and exploration of mineral properties in Mexico. We hold options to acquire interests in three mineral properties, all in Mexico, as described below:

Name of Property	Location	Nature of Interest
Santa Rita Property	La Zacatecas, Mexico	Option to acquire a 49% interest
El Tigre Property	Sonora, Mexico	Option to acquire a 67.5% interest
Porvenir Property	Sonora, Mexico	Option to acquire a 67.5% interest

We expended no money or other consideration to acquire the options in these properties.

In order to exercise our option in the Santa Rita Property we must spend at least $950,000 in exploration expenses prior to June 18, 2009 and we must issue 200,000 shares of our common stock prior to June 18, 2009 as follows:

  $200,000 and 25,000 common shares by June 18, 2007;
  additional $300,000 and additional 75,000 common shares by June 18, 2008; and
  additional $450,000 and additional 100,000 common shares by June 18, 2009.

To exercise our option to acquire a 67.5% interest in the El Tigre and Porvenir properties, we were required to pay at least $15,000 by January 30, 2006, which we did, and we must spend at least another $200,000 prior to July 2, 2007.

Our plan of operations is to carry out exploration of our mineral properties. Our specific exploration plan for each of our mineral properties, together with information regarding the location and access, history of operations, present condition and geology of each of our properties, is presented in this prospectus under the heading “Description of Properties.” All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization.

We are an exploration stage company. All of our projects are at the exploration stage and there is no assurance that any of our mining claims contain a commercially viable ore body. We plan to undertake further exploration of our properties. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

The Offering

The 6,954,517 common shares represent approximately 46% of our issued and outstanding stock. Both before and after the offering, our current directors and officers will control Hemis. Before the offering, Bruno Weiss, our Chief Financial Officer, owns or has the rights to acquire a total of 7,000,000 shares, which would be 35% of our issued and outstanding stock. After the offering, if he sells all 1,000,000 shares he is registering in this prospectus, he will have 6,000,000 shares, which would be approximately 29% of our issued and outstanding stock. Before the offering, Norman Meier, our Chief Executive Officer, owns or has the rights to acquire a total of 13,000,000 shares, which would be approximately 65% of our issued and outstanding stock. After the offering, if he sells all 3,000,000 shares he is registering in this prospectus, he will have 10,000,000 shares, which would be approximately 50% of our issued and outstanding stock.

Securities Offered:	Up to 6,954,517 common shares offered by the selling shareholders.

Initial Offering Price:

The $1.00 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors, based on several factors including our capital structure and the background of our management. After the initial offering price, the offering price will be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares to be Sold in this Offering:	None

Securities Issued and to be Issued:

15,070,135 shares of common stock are issued and outstanding as of the date of this Prospectus. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the NASD’s Over the Counter Bulletin Board for the trading of our common stock. A market maker, Spartan Securities, has made an application on our behalf, and it could take a month or more for our application to be processed. f. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the NASD’s Over the Counter Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

The above information regarding common stock to be outstanding after the offering is based on 15,070,135 shares of common stock outstanding as of September 13, 2006.

Financial Condition

Since inception, we have reported significant losses. We have incurred losses since inception resulting in a net accumulated deficit of $3,306,134 at June 30, 2006. Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Hemis plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital. As of September 7, 2006, we had approximately $888,000 in our bank accounts. We expect to require approximately an additional $662,000 in financing to continue our planned operations for the next year to cover the following expenses:

Description of Expense	Amount
Exploration of Santa Rita Property	$ 300,000
Exploration of El Tigre Property	$ 500,000
Exploration of Porvenir Property	$ 50,000
Obtaining interests in other mining properties	$ 200,000
General and Administrative Expenses	$ 500,000
Total	$1,550,000

The above amounts include the amounts we need to spend to maintain all of our options to acquire interests in properties. In order to maintain these options we must spend the following amounts over the next three calendar years:

Property	Year	Amount We Must Spend
Santa Rita	2006	Nil (1)
	2007	$200,000
	2008	$300,000
El Tigre and Porvenir	2006	$15,000 (2)
	2007	$200,000 (3)

(1) We must spend at least $200,000 in exploration expenses by June 18, 2007 to maintain our option to acquire an interest in the Santa Rita property.

(2) We have already paid this amount.

(3) If we spend $200,000 by July 2, 2007, we will have exercised the option.

We have satisfied the obligations to maintain our options for this calendar year.

Financial Summary Information

All of the references to currency in this filing are to US Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 48 and the accompanying consolidated Financial Statements of Hemis and related notes included elsewhere in this Prospectus.

Income Statement Data

					For the period
					February 9, 2005
		For the Three Months	For the Six	For the Six	(inception)
	For the Three Months	Ended June 30, 2005	Months Ended	Months Ended	through June 30, 2006
	Ended June 30, 2006 ($)	($)	June 30, 2006	June 30, 2005	($)
Revenue	0	0	0	0	0
Expenses	812,119	352,140	2,046,803	352,140	3,284,006
Net Loss	(834,247)	(352,140)	(2,068,931)	(352,140)	(3,306,134)
Loss per Common Share	(0.04)	(0.03)	(0.09)	(0.04)

Balance Sheet Data

	June 30, 2006	December 31, 2005
	($)	($)

Working Capital	206,370	280,173
Total Current Assets	269,709	381,393
Total Liabilities	63,339	101,220

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock. Throughout this Prospectus and Registration Statement, when we state "we", "us", "our”, the “Company” or "Hemis" we are referring to Hemis Corporation.

Any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Operating Results

1.           If we do not obtain additional financing, our business plan will fail, which could prevent us from becoming profitable.

As of September 7, 2006, we had cash on hand of approximately $888,000. Our business plan calls for us to spend approximately $1,550,000 during the twelve months beginning September 1, 2006, which includes amounts we need to spend to maintain all of our options to acquire mining interests, as well as additional amounts we plan to spend in exploring the three properties in which we have options, expenses to acquire interests in other mineral properties and all of our general and administrative expenses. Based on our cash position as of September 7, 2006, we will require additional financing in the approximate amount of $662,000 in order to complete our plan of operations for the next twelve months. We are currently attempting to raise capital through the issuances of shares to non U.S. residents. However, we may not be successful in our attempts to raise capital and we may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If we are unable to raise money, we may never become profitable.

2.          If we are unable to maintain our interests in our option agreements, then we will lose our interests in these mineral claims, and we may not be able to carry out our plan of operations.

We are required to make substantial payments in order to maintain our interests in certain of our option agreements. Over the next twelve months, beginning on September 1, 2006, we must incur exploration expenditures totaling $300,000 in order to maintain our interests in our El Tigre, Porvenir and Santa Rita mineral properties. Our inability to make these payments due to a lack of financing or our determination not to make these payments will result in our losing our interests in these claims. If we are not able to maintain our interests in our mineral claims, then we will not be able to carry out our plan of operations.

3.          Because we have only recently commenced preliminary exploration of our Mexican mineral claims, we face a high risk of business failure and this could result in a total loss of your investment.

We have just recently begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in mineral claims and in conducting preliminary exploration of mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

4.          Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on our mineral properties, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering.

5.          We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, we may have to cease operations.

We have incurred a net loss of $3,306,134 for the period from February 9, 2005 (inception) to June 30, 2006, and have no revenues to date. Our ability to continue the exploration of our mineral claims is dependent upon our ability to obtain financing. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2005. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

6.          If our costs of exploration are greater than anticipated, then we will not be able to complete our planned exploration programs for our mineral claims without additional financing, of which there is no assurance that we would be able to obtain. This could prevent us from achieving revenues.

We are proceeding with the initial stages of exploration on our mineral claims. We have prepared budgets for our exploration programs. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the Mexico summer exploration season, unanticipated problems in completing the exploration programs and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration programs without additional financing. There is no assurance that we would be able to obtain additional financing in this event. This could prevent us from achieving revenues.

7.          Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail, and you could lose your entire investment.

We are in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or other minerals in any of our mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration programs may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan, and you could lose your entire investment.

8.          Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

9.          If we discover commercial reserves of precious metals on any of our mineral properties, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, we may not be able to achieve revenues.

10.          Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts, which could increase our operating expenses and prevent us from being profitable.

Access to certain of our mineral claims may be restricted to the period between April and November of each year due to snow and storms in the area. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration programs within the anticipated time frames or within our anticipated budgets, which could increase our operating expenses and prevent us from being profitable.

11.          As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations as contained in Mexico as we carry out our exploration program. We will be required to obtain an environmental impact statement application for all of our exploration activities, and we will be required to prove our compliance with relevant Mexican environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety of the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. We will also be required to pay mining taxes to the Mexican government.. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

12.          We face strong competition from other mining companies for the acquisition of new properties. If we are unable to acquire new properties, we may not be able to generate significant revenues.

Mines have limited lives and, as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable. If we are unable to acquire new properties, we may not be able to generate significant or any revenues.

13.          We may lose our rights to exercise options to acquire mining rights to properties if we fail to meet certain expenditure requirements. If we lose our options to acquire property rights, we may never achieve revenues and our business could fail.

We currently have two option agreements to acquire mining rights. The first gives us an option to acquire a mining interest in the Santa Rita property in Mexico. The other is an option to acquire mining interests in the El Tigre and Porvenir properties in Mexico. In order to maintain and exercise our option in the Santa Rita property, we must spend $200,000 and issue 25,000 common shares by June 18, 2007, spend an additional $300,000 and issue 75,000 more shares by June 18, 2008 and spend an additional $450,000 and issue 100,000 more shares by June 18, 2009. In order to maintain and exercise our option on the El Tigre and Porvenir properties, we must spend $200,000 prior to July 2, 2007. If we fail to make these expenditures within the required time periods, we will forfeit our rights to exercise the options. There can be no assurance that we will always spend the required amount of exploration expenses by the requisite dates. If we lose our options to acquire mining rights we may never achieve revenues.

14.          We face competition from other mining companies for access to mining equipment, crews and geologists. Our inability to obtain labor and equipment could prevent us from completing our exploration program, which could prevent us from achieving revenues.

We plan to complete exploration programs for which we will need drill rigs and other equipment, contract geologists, and crews to operate the equipment. We have not yet entered into any agreements with services companies to provide us access to a drilling rig or a drilling crew in Mexico. We face competition from other mining companies for access to mining equipment, crews and geologists. If we are unable to obtain mining equipment and labor on commercially reasonable terms, this could increase our operating costs. If we are unable to obtain mining equipment or labor we will not be able to complete our exploration program and we may not be able to achieve revenues.

15.          In order to complete exploration activities on our mining properties, we are required to obtain permission from private owners of land adjacent to one of our properties. If such permission is not granted, we may not be able to complete our exploration program and our business could fail.

There are private owners of land adjacent to the Santa Rita property in Mexico. In order to access the Santa Rita property, we need to go through an adjacent property owned by a private owner. We have been able to negotiate access rights so far to carry out our exploration activities over the next few months. However, if we are unable to negotiate further rights from the adjacent property owner for our continued exploration activities on the Santa Rita land, we may be unable to access the Santa Rita property and therefore unable to continue our plan of exploration. If we are unable to explore the property, our business could fail.

16.          We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our operating costs may be denominated in Swiss francs, Mexican pesos or other currencies. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in other currencies. Since we present our financial statements in US dollars, any change in the value of the Swiss Franc or Mexican Peso or other currency we use relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of some of our assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

Risks Associated with this Offering

17.          Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

18.          Because the Commission imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker,. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares your purchase from Hemis.

19.          Because our officers and directors, who are also our promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to remove them as directors which could prevent us from becoming profitable.

Before the offering, Bruno Weiss, our Chief Financial Officer, owns or has the rights to acquire a total of 7,000,000 shares, which would be 35% of our issued and outstanding stock. After the offering, if he sells all 1,000,000 shares he is registering in this prospectus, he will have 6,000,000 shares, which would be approximately 29% of our issued and outstanding stock. Before the offering, Norman Meier, our Chief Executive Officer, owns or has the rights to acquire a total of 13,000,000 shares, which would be approximately 65% of our issued and outstanding stock. After the offering, if he sells all 3,000,000 shares he is registering in this prospectus, he will have 10,000,000 shares, which would be approximately 50% of our issued and outstanding stock.

Because Norman Meier and Bruno Weiss will continue to own more than 50% of our issued common stock, they will be able to elect all of our directors and control our operations. They may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, they could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. They may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If the directors fail to act in our best interests or fail to perform adequately to manage us, you may have difficulty in removing them as directors, which could prevent us from becoming profitable.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the Selling Shareholders.

Determination of Offering Price

The Selling Shareholders will sell at a price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $1.00 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  prices of shares we have issued in the past;
  our capital structure; and
  the background of our management.

Therefore, the $1.00 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon this Prospectus becoming effective. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus (the "Selling Shareholders"). The offering price would thus be determined by market factors and the independent decisions of the Selling Shareholders.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The Selling Shareholders are under no obligation to sell all or any portion of the shares offered, nor are the Selling Shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $1.00 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution

All 6,954,517 shares of the common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Sales by Selling Shareholders

The Selling Shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock;

  in short sales; or

  in any combination of these methods of distribution.

The sales price to the public may be:

  offered at the set price of $1.00 per share until a market develops;
  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

We are bearing all costs relating to the registration of the common stock. The Selling

Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the Selling Shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the Selling Shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither Hemis nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Selling Shareholders

The 61 Selling Shareholders are offering shares of common stock already issued. We have made the following shares issuances since our inception:

  On May 1, 2005, we issued an aggregate of 10,000,000 shares of common stock to our directors, Norman Meier and Bruno Weiss. The common shares issued were valued at par value of our common stock.

  In May 2005, we issued an aggregate of 30,000 shares of common stock in exchange for cash at $0.55 per share.

  In July 2005, we issued an aggregate of 500 shares of common stock in exchange for cash at $0.55 per share. We also issued an aggregate of 100,000 shares of common stock at $0.55 per share to Charles Reed, our Chief Geologist in exchange for $55,000 worth of mining related consulting services.. Compensation costs of $55,000 were charged to operations during the year ended December 31, 2005.

  In August 2005, we issued an aggregate of 458,183 shares of common stock in exchange for cash at $0.55 per share. We incurred commission costs of $25,200 in connection with the issuance of these common shares.

  In September 2005, we issued 50,000 shares of common stock at $0.55 per share to Craig Schneider for consulting services valued at $27,500 provided by Mr. Schneider as a member of our Advisory Board. In September we also issued 50,000 common shares at $0.55 per share to Chris Bogart for consulting services valued at $27,500 provided by Mr.
  Schneider as a member of our Advisory Board.

  In January 2006, we issued an aggregate of 593,638 shares of common stock in exchange for cash at $0.55 per share and common stock subscribed in December 2005.

  In February 2006, we issued an aggregate of 274,795 shares of common stock at $0.55 per share in exchange for $93,125 of common stock subscribed in December 2005 and $48,012 of proceeds, net of commission and costs.

  In March 2006, we issued an aggregate of 164,337 shares of common stock at $0.55 per share in exchange for $11,000 of common stock subscribed in December, 2005 and $68,549 of proceeds, net of commission and costs.

  In May 2006, we issued an aggregate of 480,000 shares of common stock in exchange for cash at $0.55 per share, and an aggregate of 25,000 shares of common stock in exchange for cash of $0.75 per share. We also issued 1,070,880 shares of common stock to Michael Friedrich for $588,984 of services in exchange for the following services provided by Mr.
  Friedrich: introduction to potential investors, preparing presentations to potential investors in Zurich, introducing us to investment professional and financial institutions, introducing us to high net worth individuals and assisting us in developing our business plans. The shares issued in exchange for services were valued at approximated the fair value of shares issued during the period services were rendered.

  In June 2006, we issued an aggregate of 308,772 shares of common stock in exchange for cash at $0.55 per share 150,000 shares of common stock on exchange for cash at $0.75 per share. We also issued 175,000 shares of common stock in exchange for consulting services to the following individuals: 50,000 shares to Karl-Heinz Heiland for $37,500 of financial consulting, 50,000 shares to Doris Neuweiler for $37,500 of business development consulting, 50,000 shares to Doug Oliver, a Director of Hemis, for $27,500 of services as a geologist, 25,000 shares to Charles Reed for $18,750 of geological consulting services.

  Shares issued to U.S residents Harvey Roseff, Doug Oliver and Charles Reed were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other issuances described above were exempt from registration under Regulation S of the Securities Act. Where the purchasers of the shares in the issuances described above are not named, they are all non U.S. residents, unless otherwise noted.

Of the above described issuances totaling 13,931,105 shares, 6,954,517 shares are being registered by the Selling Shareholders.

The following table provides as of September 13, 2006 information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.
Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Rolf Aeschimann	15,000	(2)	15,000	0	0
Hans Altherr	10,000	(2)	10,000	0	0
Ruth Altherr	10,000	(2)	10,000	0	0
Sarah Altherr	20,000	(2)	20,000	0	0
Daniela Von Babo	25,000	(2)	25,000	0	0
Guido N Bassing	15,000	(2)	15,000	0	0
Cesarino Angelo Baumann	50,000	(2)	50,000	0	0
Savino Bellofatto	10,000	(2)	10,000	0	0
Chris Bogart	50,000	(2)	50,000	0	0
Johann Peter Bruhin	100,000	(2)	100,000	0	0
Franz Burri	30,000	(2)	30,000	0	0
Armando Calvano	10,000	(2)	10,000	0	0
Paolo Cantardi	10,000	(2)	10,000	0	0
Alessandro De Cesaris	25,000	(2)	25,000	0	0
Rosmaria Domeniconi	20,000	(2)	20,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Christina Berta Domeniconi-Surber	20,000	(2)	20,000	0	0
Harald Freichel	13,819	(2)	13,819	0	0
Friedrich Activ Asset Management (3)	282,272	(2)	282,272	0	0
Michael Friedrich (4)	1,070,880	7.1	1,070,880	0	0
Vergeres Gilbert	20,000	(2)	20,000	0	0
Gerhard Harnischberg	30,000	(2)	30,000	0	0
Heil Mischa	20,000	(2)	20,000	0	0
Heiland Karl-Heinz	50,000	(2)	50,000	0	0
Frau Margrith Husser	10,000	(2)	10,000	0	0
Hudson Capital Corporation (5)	100,000	(2)	100,000	0	0
Hermann Kalin	10,000	(2)	10,000	0	0
Olaf Lange	6,000	(2)	6,000	0	0
Doris Lehmann	20,000	(2)	20,000	0	0
Ehrbar Marcel	20,000	(2)	20,000	0	0
Adrian Maritz	1,000	(2)	1,000	0	0
Norman Meier (6)	13,000,000	64.8	3,000,000	10,000,000	49.8
Ruth Meier	2,000	(2)	2,000	0	0
Daniele Della Morte	25,000	(2)	25,000	0	0
Doris Neuweiler	50,000	(2)	50,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Susanne Niederer	10,000	(2)	10,000	0	0
Nioma Corp Ltd. (7)	40,000	(2)	40,000	0	0
Laura Nobile	20,000	(2)	20,000	0	0
Douglas Oliver (8)	50,000	(2)	50,000	0	0
Antonio Papalo	30,000	(2)	30,000	0	0
Costantino Pinelli	20,000	(2)	20,000	0	0
Charles W Reed (9)	125,000	(2)	125,000	0	0
Clemens Richie	10,000	(2)	10,000	0	0
Patrizio Roffi	10,000	(2)	10,000	0	0
Harvey S Roseff	11,000	(2)	11,000	0	0
Christian Schenk	10,000	(2)	10,000	0	0
Bruno Schlapfer	30,000	(2)	30,000	0	0
George Schlenker	20,000	(2)	20,000	0	0
Craig Schneider	50,000	(2)	50,000	0	0
Alfred Specogna	200,000	1.3	200,000	0	0
Konrad Peter Stutz	15,000	(2)	15,000	0	0
Michael Stutz	15,000	(2)	15,000	0	0
Heidi Stutz-Maier	25,000	(2)	25,000	0	0
Brigitte Thrier	54,546	(2)	54,546	0	0
Leo Tiberio	10,000	(2)	10,000	0	0
Bruno Weiss (10)	7,000,000	34.9	1,000,000	6,000,000	29.9

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Brigitte Weiss	12,000	(2)	12,000	0	0
Daniel Weiss (11)	2,000	(2)	2,000	0	0
Michael Weiss (11)	2,000	(2)	2,000	0	0
Pascal Weiss (11)	2,000	(2)	2,000	0	0
Rolf Zimmermann	30,000	(2)	30,000	0	0

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus

(2)	Less than 1%.

(3)	Michael Friedrich has voting and investment control over shares held by Friedrich Activ Asset Management. Mr. Friedrich has acted as our consultant.

(4)	Includes 282,272 shares owned by Friedrich Active Asset Management, and 1,070,880 held in his own name.

(5)	Jordan Shapiro has investment and voting control over shares held by Hudson Capital Corporation. Mr. Shapiro has acted as our consultant.

(6)

Norman Meier is a director and is President and Chief Executive Officer of Hemis. 13,000,000 shares includes options to purchase 5,000,000 common shares at $0.001 and 1,000,000 common shares owned by Noeme Investment Corporation, a company controlled by Norman Meier.

(7)	Edgar Schappi has voting and investment control over shares held by Nioma Corp. Ltd.

(8)	Doug Oliver is a director of Hemis Corp.

(9)

In addition, Charles Reed is entitled to a grant of an option to purchase 1,000,000 common shares at $0.001, if we acquire the rights to a property on which a gold deposit of at least 500,000 ounces is proven. The property must be acquired during the term of the consulting agreement between us and Charles Reed in order for the options to become exercisable. As of the date of this filing, the options have not been granted.

(10)	Bruno Weiss is a director and is Chief Financial Officer of Hemis. 7,000,000 shares includes options to purchase 5,000,000 common shares at $0.001.

(11)	A son of Bruno Weiss, our Director and Chief Financial Officer.

Noeme Investment Corporation

The percentages are based on the 15,070,135 shares of common stock outstanding on September 13, 2006 and assumes all shares are sold by the Selling Shareholders.

Other than as described above, none of the Selling Shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the Selling Shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve Hemis or any of its properties or subsidiaries.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at four.

Our current directors and officers are as follows:

Name	Age	Position
Dr. Norman Meier, PhD, MBA	31	Director, President, Chief Executive Officer,
Bruno Weiss	52	Director, Chief Financial Officer, Secretary
Dr. Douglas Oliver, PhD	55	Director
Richard Hamelin	51	Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Dr. Norman Meier, Director, President and Chief Executive Officer

Norman Meier is a founder of Hemis and has been a director since our inception in February 2005 and President and Chief Executive Officer since May 1, 2005. From May 2004 to May 2005 Dr. Meier was the founder and President of LEAP Institute LLC, a company in the business of providing financial services and investment advice to private investors and companies. From November 2002 to April 2004 he worked as Manager Global Sales Support for Man Investments, Switzerland, where he managed a global sales team in the hedge fund industry to raise money from financial institutions, bank and brokers around the world. From April 2002 to October 2002 Dr. Meier worked as an Investment Advisor at Canaccord Capital in Vancouver, British Columbia, Canada, where he established and managed portfolios, integrated risk management strategies, evaluated performance models for existing portfolios, provided investment advice and traded in securities. From 1995 to 2001 he worked at AWD Independent Financial Services, Switzerland, initially as a financial advisory, and later as a team manager. Norman Meier has a PhD in Human Behavior, an MBA and a BA, all from Newport University in Switzerland. He holds two designations from the Canadian Securities Institute: a Canadian Investment Manager Designation and a Derivatives Market Specialist Designation. He also holds a Financial Planning Designation from AWD Switzerland.

Bruno Weiss, Director and Chief Financial Officer

Bruno Weiss has been a director of Hemis since our inception in February 2005. He was appointed as Chief Financial Officer in May 2005. Mr. Weiss has worked in the financial field for over 30 years. He has extensive experience in foreign exchange trading and management and in marketing hedge funds. From July 2002 to the present, Mr. Weiss has been the Managing Director, and Hedge Fund Consultant for Glayva Investment GmbH, Switzerland, where he has marketed different classes of hedge funds. From October 1992 to June 2002 he was the Managing Director, Investment Manager of Foreign Exchange Portfolios at Weiss and Partners, Currency Investment and Consulting in Switzerland. There he acquired and managed a portfolio for Swiss and European investors, project managed an independent multi-manager group in foreign exchange, the "Swiss Forex Multimanagers", and he developed an implemented in house foreign exchange funds in cooperation with a Geneva private bank and a Luxemburg SICAV fund for a Swiss national bank. From 1988 to 1992 Mr. Weiss was the Strategic Foreign Exchange Manager for several banks, including the Clariden Bank in Zurich, Switzerland. From 1981 to 1987 he was the Head of Foreign Exchange Department and Treasurer of UBS, Zurich Switzerland and Tokyo, Japan.

Dr. Douglas Oliver, Director

On January 10, 2006, Hemis Corporation hired Dr. Douglas Oliver as a Geologist and appointed him as a director on March 21, 2006. For the past five years he has taught Geology at Tarrant County College and the University of Texas at Arlington. Dr. Oliver is currently on the research faculty at the University of Arkansas. Dr. Oliver also has 12 years of experience in corporate mineral exploration focusing primarily on the western United States and Alaska. He worked as an Exploration Geologist for Occidental Minerals Corporation of Lakewood, Colorado, from 1977 to 1983 where he managed precious metal exploration projects in Nevada, Utah and Idaho. He also supervised a molybdenum porphyry exploration project in Utah. From 1983 to 1986 Dr. Oliver worked as the Senior Exploration Geologist for Tenneco Minerals in Anchorage, Alaska. There he was the project manager for a volcanogenic massive sulfide reconnaissance program in southeast Alaska and a disseminated gold project in northeastern Nevada. Dr. Oliver also brings eight years of international and domestic geological and management consulting experience to Hemis. Dr. Oliver has provided geologic and economic evaluations of precious metal exploration projects in Honduras, Nevada and the Yukon, diamond deposits in Colorado and has consulted for the State of Alaska Attorney General's office providing geologic and economic evaluations of a volcanogenic massive sulfide deposit in south-central Alaska. Dr. Oliver holds a PhD from Southern Methodist University in Dallas, Texas, and an MBA from The University of Texas.

Richard Hamelin, Director

On August 20, 2006, we appointed Richard Hamelin as a director to serve on our board of directors. Mr. Hamelin’s mining career began with Kidd Creek Mines Ltd. in Timmons Ontario, in 1974. He worked for 12 years in various departments including production, research and development and engineering. He has worked in financial services since 1987. Mr. Hamelin’s career progressed in various capacities with a variety of firms and culminated as Sr. Vice-President and Director of Canaccord Capital Corporation where he worked until 2001. From 2001 to February 2004, he worked as a independent businessman in identifying and financing mining companies. From February 2004 to May 2005, Mr. Hamelin was Executive Vice-President of ECU Silver, a mining company listed on the TSX Venture Exchange in Canada. Since June 2005 to now, Mr. Hamelin has been the President and Chief Executive Officer of UC Resources Ltd., a company listed on the TSX Venture Exchange with projects in Mexico. Mr. Hamelin currently serves on the board of two publicly listed companies: UC Resources Ltd. and Spider Resources Inc., a TSX Venture Exchange listed company, of which he is also Chief Financial Officer.

Other than as disclosed above, our directors currently do not serve on the boards of other public companies.

Family Relationships

There are no family relationships among our officers or directors.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Hemis and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of September 13, 2006, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of September 13, 2006, there were 15,070,135 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
	Name and Address of	Nature of
Title of Class	Beneficial Owner	Beneficial	Percent of
		Ownership	Class

Common	Norman Meier (1)	13,000,000	65%
	Neuhofstrasse 8	(2)	(6)
	8600 Dübendorf, Switzerland

Common	Bruno Weiss (3)	7,000,000	35%
	Neuhofstrasse 8	(4)	(7)
	8600 Dübendorf, Switzerland

Common	Douglas Oliver (5)	50,000	Less than
	11564 Belfry Point	(9)	1%
	Bentonville, AR 72712

	Richard Hamelin (10)	Nil	Nil
	Paseo San Luciano No 7
	Colonia San Luciano
	Torreon, Coaquila, 27210
	Mexico

	All Officers and Directors as a Group	20,050,000	80% (2)

1	Norman Meier is a director, President and Chief Executive Officer of Hemis.

2	Includes options to purchase 5,000,000 common shares at $0.001 and 1,000,000 shares owned by Noeme Investment Corporation, a company controlled by Norman Meier.

3	Bruno Weiss is a director and Chief Financial Officer of Hemis.

4	Includes options to purchase 5,000,000 common shares at $0.001.

5	Douglas Oliver is a director of Hemis.

6	Calculated as if all 5,000,000 options were exercised by Norman Meier.

7	Calculated as if all 5,000,000 options were exercised by Bruno Weiss.

8	Calculated as if 10,000,000 options were exercised by the directors.

9	Douglas Oliver also owns stock options to purchase 50,000 common shares at $1.00.

10	Richard Hamelin is a director of Hemis.

Changes In Control

There are currently no arrangements which would result in a change in control of Hemis.

Description of Securities

Common Stock

Our authorized capital stock consists of 150,000,000 common shares, $0.001 par value. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. On July 1, 2006 we issued a stock dividend in the amount of $0.0001 per share on the issued and outstanding common shares of Hemis as of July 1, 2006 for which we issued one common share of Aurum Corporation for every $0.001 of dividend declared, which amounted to one share of Aurum for every 10 shares of Hemis. Prior to the stock dividend, Aurum was a wholly owned subsidiary of Hemis. After the stock dividend, Hemis' sole share in Aurum was cancelled, so that Hemis now has no ownership interest in Aurum.

On September 1, 2006 we issued a stock dividend in the amount of $0.00002 per share on the issued and outstanding common shares of Hemis as of September 1, 2006 for which we issued one common share of Stratos Gold Corporation for every $0.001 of dividend declared, which amounted to one share of Stratos for every 50 shares of Hemis. Prior to the stock dividend, Stratos was a wholly owned subsidiary of Hemis. Hemis' shares in Stratos were cancelled, so that Hemis now has no ownership interest in Stratos.

The issuances of the common shares of Aurum and Stratos were exempt from distribution pursuant to Regulation S and Section 4(2) of the Securities Act.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

Stock Transfer Agent

Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 6,954,517 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 4,050,000 common shares are being registered by our "affiliates" (officers, directors or 10% shareholders currently or during the past 90 days); 3,000,000 shares owned by Norman Meier, our President and CEO; and 1,000,000 shares owned by Bruno Weiss, our Chief Financial Officer; and 50,000 shares by Doug Oliver, a Director of Hemis, are being registered hereunder.

Of the 8,115,618 shares of our issued common stock that are not being registered in this Prospectus:

  5,000,000 shares have been held by Norman Meier, our President and Chief Executive Officer, for more than a year;

  1,000,000 shares have been held by Bruno Weiss, our Chief Financial Officer, for more than a year;

  688,683 shares have been held by shareholders for more than a year; and

  1,426,935 shares have been held by various shareholders for less than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 6,000,000 outstanding restricted securities held by the directors of Hemis that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Hemis or any of our subsidiaries. Nor was any such person connected with Hemis or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements as of December 31, 2005 are included in this prospectus in reliance upon Russell Bedford Stefanou Mirchandani LLP, Certified Public Accountants, as experts in auditing and accounting.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Incorporation

We were incorporated as a Nevada company on February 9, 2005. We have been engaged in the acquisition, exploration and development of mineral properties since our inception.

Overview

We are engaged in the acquisition and exploration of mineral properties in Mexico. Our plan of operations for the next twelve months is to conduct exploration of our mineral properties in Mexico.

We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date, as well as an accumulated shareholder deficit. As of June 30, 2006, we had net losses in the amount of $3,306,134 and an accumulated shareholder equity of $259,020.

We are an exploration stage company. All of our projects are at the exploration stage and there is no assurance that any of our mining claims contain a commercially viable ore body. We plan to undertake further exploration of our properties. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

Mineral Properties And Plan Of Operations

We hold interests in three mineral properties, all located in Mexico, as described below:

Name of Property	Location
Santa Rita Property	La Zacatecas, Mexico
El Tigre Property	Sonora, Mexico
Porvenir Property	Sonora, Mexico

Our interest in the Santa Rita Property consists of an Option Agreement we signed with Corex Gold Corp. and its subsidiary Corex Global Sociedad de Responsabilidad Limitada de Capital Variable on June 19, 2006, whereby we have an option to acquire a 49% interest in the Santa Rita Property. Our interest in the El Tigre and Porvenir properties consists of an Option Agreement our wholly owned subsidiary, Hemis Gold S.A. de C.V. entered into with Loreto Careaga Galaz Widow Rascón and others on December 31, 2005. The agreement grants us an option to acquire a 67.5% interest in the El Tigre and Porvenir properties. We plan to continue to review new gold and other mineral opportunities on a case-by-case basis.

Our plan of operations is to carry out exploration of our mineral properties. Our specific exploration plan for each of our mineral properties, together with information regarding the location and access, history of operations, present condition and geology of each of our properties, is presented in the section of this prospectus entitled “Description of Properties.” All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization. Our management estimates that if the mineral properties on which we have options do have commercially exploitable quantities of mineralization, it will cost us approximately $2,000,000 in exploration expenses and take us until summer of 2008 to make such a determination.

Our exploration programs will be directed by our management and will be supervised by Dr. Norman Meier, our President and Chief Executive Officer. We will engage contractors to carry out our exploration programs under Dr. Meier's supervision. Contractors that we plan to engage include project geologists, geochemical sampling crews and drilling companies, each according the specific exploration program on each property. Our budgets for our exploration programs are set forth in the section of this prospectus entitled “Description of Properties.” We plan to solicit bids from drilling companies prior to selecting any drilling company to complete a drilling program. We anticipate paying normal industry rates for reverse-circulation drilling.

We plan to complete our exploration programs within the periods specified in the section of this prospectus entitled “Description of Properties.” Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following.

(a)	Poor availability of drill rigs due to high demand in Mexico;

(b)	Delays in obtaining permission from private owners of land adjacent to our properties;
(c)	Our inability to identify a joint venture partner and conclude a joint venture agreement where we anticipate a joint venture will be required due to the high costs of a drilling program;
(d)	Adverse weather; and
(e)	Our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;
(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in Mexico; and
(c)	increased drill rig and crew rental costs due to high demand in Mexico.

Our board of directors will make determinations as whether to proceed with the additional exploration of our Mexico mineral properties based on the results of the preliminary exploration that we undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We may consider entering into joint venture arrangements on several of our mineral properties, as noted in the section of this prospectus entitled “Description of Properties”, to provide the required funding to pursue drilling and advanced exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner. The assignment of the interest would be conditional upon contribution by the joint venture partner of capital to enable the advanced exploration on the mineral properties to proceed. We are presently in the process of attempting to locate a joint venture partner for our mineral claims, but we have not concluded any joint venture agreements to date. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate the further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. All exploration activities on our mineral claims are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that our mineral claims contain potentially commercial exploitable quantities of gold, then we would attempt to complete feasibility studies on our property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration programs show evidence of gold mineralization.

If we determine not to proceed with further exploration of any of our mineral claims due to results from geological exploration that indicate that further exploration is not recommended or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Competition

We are a new and unestablished mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

Our current and future exploration and development activities, as well as our future mining and processing operations, are subject to various federal, state and local laws and regulations in the countries in which we conduct our activities. These laws and regulations govern the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. We expect to be able to comply with those laws and do not believe that compliance will have a material adverse effect on our competitive position. We have obtained, and intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with our exploration activities and any mining operations we carry out. We intend to maintain standards of environmental compliance consistent with regulatory requirements. We have obtained, and will obtain at the appropriate time, environmental permits, licenses or approvals required for our operations. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

Mining law in Mexico applies to exploration and exploitation of natural resources deposits. In connection with mining and exploration activities in the El Tigre, Porvenir and Santa Rita properties, we are subject to extensive Mexican federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management and mine reclamation as well as the protection of endangered or threatened species. We will have to comply with the federal environmental regulations, which generally require that all mining (including exploration) activities are subject to environmental impact statement authorization. Studies required to support the environmental impact statement include a detailed analysis of these areas, among others: soil, water, vegetation, wildlife, cultural resources and socio-economic impacts.

Obtaining the environmental impact statement authorization generally takes six to twelve months from the date it is applied for.

For our exploration activities, we will be subject to the following Mexican government requirements:

  within 90 days after commencement of labor, we must file a report with the Mexico Mining Registry;
  filing of an environmental impact statements;
  Payment of Mining taxes in January and July of each year.
  Comply with Official Mexican Standards pertaining to safety by submitting receipts showing the purchase of equipment used for workplace safety;
  Compliance with general Mexican environmental laws which prohibit the following:

o	Releasing pollutants into the atmosphere, causing damage to natural resources;
o	Destroying or cutting trees without authorization; and
o	Causing forest or jungle fires;

If we commence mining development or production activities, we must also comply with the following Mexican environmental laws and standards:

  Under the Mexican Hazardous Waste Regulations, materials left over after the removal of minerals are defined as hazardous wastes. These wastes must be stored and deposited in areas at least 25 kilometers away from urban centers
  The use of national waters in mining activities requires a concession or assignment from the National Water Commission. Wastewater resulting from mining activities requires a wastewater discharge permit.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration programs are summarized under the section of this prospectus entitled “Description of Properties.”

Employees

As of September 13, 2006, our Chief Executive Officer our Chief Financial Officer work as full time consultants. We have four adminstrative assistants in our Swiss office and we employ two geologists on a part time basis. We also engage independent contractors in the areas of marketing, accounting, bookkeeping and legal services.

Subsidiaries

As of September 13, 2006, we have the following wholly owned subsidiaries:

Name	Incorporation Date	Jurisdiction of Incorporation	Description of Business
Hemis Gold SA de CV	May 2, 2005	Mexico	Holds El Tigre & Porvenir Mexican Properties Mining Option for Hemis
Hemis Philippines Corporation	June 2006	Philippines	Investors Relations for Hemis in the Philippines
Tecton Corporation	January 19, 2006	Nevada	Inactive
Allegra Corporation	January 19, 2006	Nevada	Inactive
Sirius Corporation	January 20, 2006	Nevada	Inactive

Intellectual Property

We have not filed for any protection of our trademark. The only intellectual property we own is our trademark for Hemis.

Description of Property

Our principal executive offices are located at Neuhofstrasse 8, 8600 Dübendorf, Switzerland. This office contains two rental suites and we pay a monthly rent of approximately $800. We also have an office at 5348 Vegas Drive, #226, Las Vegas, NV 89108. For this office, we pay $130 annually for mail forwarding at this address. Our telephone number is (702) 387 2382.

Our mineral properties are described below.

Santa Rita Property

1.      Location and Access

The Santa Rita Property is located in the Sierra Madre Oriental in Zacatecas, Mexico. Net area is 22,982 hectares (230 square km). The nearest commercial airport is in the city of Calera de Víctor Rosales. All-season vehicle access to the property is excellent. Access on the concession is via dirt roads. Maps showing the location and access to the Santa Rita Property is presented below.

2.      Ownership Interest

The Santa Rita Property is comprised of mineral concessions that were issued by the Direccion General de Minas to Corex Global Sociedad de Responsabilidad Limitada de C. V. a Mexican subsidiary controlled 100% by Corex Gold Corporation, a publicly traded Canadian company junior listed on the TSX Venture Exchange (TSX:V:CGE).

On December 20, 2005, we entered into a "Memo of Understanding" which granted us the right to proceed with an exploration program on the Santa Rita property. On June 19, 2006, we entered into a final “Option Agreement” which replaced the Memo of Understanding and which gave us the right to acquire a 49% interest in the Santa Rita property upon incurring certain exploration expenses.

We have an option to acquire a 49% interest in the Santa Rita Property by spending an aggregate of $1,000,000 in exploration expenditures over a three year term and by issuing Corex Gold a total of 200,000 common shares of our capital stock. Under the terms of the agreement, Corex Gold will continue to be the operator of the joint venture. We may exercise this option at any time prior to June 19, 2009, so long as certain expenditures have been made each year. We are obligated to incur the following exploration expenses in order to maintain our option agreement in good standing:

Period	Minimum Amount of Exploration Expenditures
June 19, 2006 – June 18, 2007	$200,000

June 19, 2007 – June 18, 2008	$300,000
June 19, 2008 – June 18, 2009	$500,000

We are also obligated to make the following issuances of our capital stock to Corex Gold in order to maintain our option agreement and fully exercise our option:

Period	Share to be Issued
June 19, 2006 – June 18, 2007	25,000 common shares
June 19, 2007 – June 18, 2008	75,000 common shares
June 19, 2008 – June 18, 2009	100,000 common shares

We will be deemed to have exercised the option on completion of the above described exploration expenditures and stock issuances at which time we will be entitled to a 49% interest in the Santa Rita Property. We have the right to withdraw at any time before exercising the option. If we fail to exercise the option in full, we shall not be entitled to a proportional interest in the property. Upon the exercise of the option, Hemis and Corex are obligated to enter into a industry standard joint venture agreement which shall include the following terms:

  Sharing of all expenses and revenues proportionate to ownership interest;
  Management of the joint venture by a management committee, which shall make decisions by majority vote, of which Hemis will have 49% of the votes, and Corex Gold shall have 51% of the votes, thereby effectively having control of the management committee
  Appointment of Corex Gold as manager and operator with responsibility to conduct all operations in a good, workmanlike and efficient manner in accordance with sound mining practice, industry standards and applicable laws

We have the exclusive right to conduct exploration on the Santa Rita Property during the term of the option agreement, provided we incur our minimum annual exploration expenditures and stock issuances. During the period of the option agreement (from June 19, 2006 until the option is exercised or until June 18, 2009) we are obligated to occupy, manage and use the Santa Rita property concession in full compliance with all applicable federal, state, municipal, regional laws.

As of June 30, 2006, we had incurred $47,776 of exploration expenditures pursuant to the option agreement.

3.      History of Operations

Historically, this area has been mined by small miners and prospectors. All prior production in this area has been mainly grass-roots, small family operations. No drilling has ever taken place on the property. Our exploration of this area will be the first commercial operation.

4.      Present Condition of the Property and Current State of Exploration

The Santa Rita Property is in the early stage of exploration and presently contains no gold or silver resources.

Extensive mapping and sampling have been carried out during the first quarter of 2006 on the Santa Rita Property. This principally consisted of re-examination of areas with small mines and prospects, in order to:

  Look for associated bulk-mineable, disseminated deposits not economic for the historic small miners; and
  Better understand the styles and controls of mineralization in the area to prospect for blind deposits, covered by alluvium/colluvium or unmineralized strata.

Some regional sampling has also been done to examine geophysical anomalies and major structures to see if they are related to mineralization. This work included analyses for 373 samples, and geologic mapping in extensive areas of the property, including most of the known mineralized occurrences on the property.

Based on the results of this geological sampling, we plan to complete a drilling program on the Santa Rita Property.

Our plan of exploration for the Santa Rita Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
First Phase of Drilling	So far, over 373 samples have been taken and analyzed. In addition mapping has been completed and we have identified several drill targets for the first round of drilling.
Second Phase of Drilling

If results from the first phase of drilling are good, we would continue with a second and more intensive drilling phase. This will provide us with a more detailed conclusion as to where the potential would lie, and help us identify a potential gold deposit.

The anticipated timetable and estimated budget for completion if each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
First Phase of Drilling	Winter 2006	$100,000 to $150,000
Second Phase of Drilling	Spring to Summer 2007	$100,000 to $150,000

5.      Geology

The Santa Rita concession contains 22,982 hectares (230 sq. km) in the Sierra Madre Oriental of Zacatecas State. The rocks in this portion of Mexico are comprised of carbonate rocks intruded by plutons responsible for carbonate-hosted mantos, breccia pipes, and polymetallic skarns. Examples in this district include; the polymetallic deposit of La Naranjera, Noche Buena, Terminal, Bonanza and Penasquito as well as the nearby Concepcion del Oro district.

El Tigre Property and Porvenir Property

1.      Location and Access

The El Tigre Property and the Porvenir Property are located very close to each other, both in western Mexico in south-eastern Sonora along the Sonora river. The area is 1600 meter above sea level and is located on a hill. They are approximately 250 km east of Hermosillo, the capital of Sonora. They are accessible by paved road from Hermosillo to within about 15 km of the properties. A well maintained dirt road comprises the next 8 km with a primitive four-wheel drive trail providing the final 7 km of access to the properties. This four-wheel drive trail is passable with difficultly and in need of repair. Several vehicular trails lead to some of the abandoned mine workings. They require clearing before they can be used. Valle de Tacupero is the nearest village to the property and is located on the paved road. The closest available lodging is in the village of Bamori, which is 10 km to the north of Valle de Tacupero. Fuel and services are available in Sahuaripa, which is another 20 km north of Bamori.

Maps showing the location and access to the El Tigre Property and the Porvenir Property are presented below.

2.       Ownership Interest

The El Tigre Property has an area of 30 hectares and the Porvenir Property has an area of 83 hectares.

On December 31, 2005, our wholly owned subsidiary, Hemis Gold S.A. do C.V., entered into an option agreement with Jose Quiros Soto, Loreto Careaga Galaz, Viuda de Rascon and Rosa Maria Burgos Robles to acquire a 67.5% interest in the El Tigre and Porvenir properties. If we incur $200,000 in exploration expenditures within 548 days (18 months) from the date of the agreement, January 23, 2006, we will acquire a 67.5% interest in the El Tigre concession and the Porvenir concession mineral claims.

The property owner Federico Valenzuela controls surface rights to the El Tigre and Porvenir properties. We have negotiated an agreement with the property owner that allows us access during exploration and mining.

As of June 30, 2006, we had incurred $27,742 of exploration expenditures pursuant to the option agreement. We are actively pursuing additional mineral concessions within this project area.

3.      History of Operations

The El Tigre and Porvenir properties were mined by Spanish and Mexican miners before the Mexican Revolution which took place from 1910 to 1930.. These areas have been mined for several hundred years. In the El Tigre Property there is a large pit, approximately 12 meters wide, 50 meters long and at least 50 meters deep, which appears to have been previously mined by hand. There are no records indicating the amount of gold produced from these workings. The area has never been processed with professional machines.

4.      Present Condition of the Property and Current State of Exploration

No significant exploration has been conducted on the El Tigre or Porvenir properties. The properties are in early stage exploration and presently contains no known gold resources. There is no plant or equipment on the properties. The properties consists of barren land with no improvements.

El Tigre Property

We have collected a total of 165 rock samples at the El Tigre Property. We conducted the sampling to identify areas of precious metal mineralization both on and off the claim block.

We have one geologic report on the El Tigre Property that was written by Doug Oliver, Ph. D., our geologist who is also a Director on our Board. The report was prepared in May 2006 and reviews the potential for mineral deposits in the El Tigre Property.

Our plan of exploration for the El Tigre Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
Phase 1 Drilling	Five diamond-drill core holes to test near-surface gold mineralization. Estimated total footage: 600 feet per hole for a total of approximately 3,000 ft
Data Evaluation	Evaluate drill data

The anticipated timetable and estimated budget for completion if each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Phase 1 Drilling	Fourth quarter of 2006	$100,000
Data Evaluation	First quarter of 2007	$100,000

Porvenir Property

As of July 15, 2006, no work had been done on the Porvenir Property.

Our plan of exploration for the Porvenir Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
Sampling and Mapping	Begin sampling property to determine where to drill.
Target Identification	Compile all data and identify high-priority targets for exploration.

The anticipated timetable and estimated budget for completion if each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Sampling	Fourth Quarter of 2006	$20,000
Mapping	First Quarter of 2007	$30,000

There are several key factors that can delay completion of the exploration program:

  Delays in permit approval for drilling;
  Limited availability of core rigs in Mexico; and
  Lack of funding.

Factors that could cause exploration costs to be greater than anticipated are largely from drilling conditions to include the following:

  Caving ground;
  Lost circulation;
  Artesian water; and
  Stuck drill steel.

All work on the El Tigre and Porvenir properties will be conducted on our behalf by contractors who will include Doug Oliver, our geologist and a drilling company. Our cost for Doug Oliver, our geologist is $400 per day plus travel expenses. To date, no bids have been solicited from drilling companies; normal industry rates are expected for reverse-circulation drilling. The program will be supervised by our President and Chief Executive Officer.

5.      Geology

The El Tigre concession contains 30 hectares (0.3 sq. km) and the Porvenir property contains 83 hectares (0.83 sq. km). Exposed bedrock comprises about 20% of the El Tigre and Porvenir properties and consist of intrusive and extrusive igneous rocks. Contacts between these various lithologies have not been observed thus far, nor have any geologic structures.

The intrusive rocks are primarily granitic in composition. Large intrusive bodies are exposed to the south and west of the project area. These larger bodies are the coarsest grained rocks in the project area and show the least amount of fracturing or alteration. Small intrusive bodes are widespread across the project and are finer in grain size. Some of these bodies appear to be intrusive into the surrounding volcanic rocks.

Ryolite is the most abundant rock type in the project area. It commonly contains small phenocrysts of quartz and/or orthoclase and is very light in color. Breccias consisting of angular clasts surrounded by fine-grained matrix are widespread across the project area. They are most commonly developed in the rhyolite volcanic rocks and may also occur in andesites. Mega-breccias and breccias containing rounded or zoned clasts are in the area. The breccias often occur in linear zones but also cover broad areas.

The rocks on the El Tigre and Porvenir properties are comprised of rhyolite, breccias, granite, quartz monzonite and andesite. Surrounding areas show evidence of quartz veins, breccia dikes and breccia zones, which stretch over a large area and extend to the southeast. On the El Tigre and Porvenir properties there are lots of pits, backsliding hills, burrows and holes, of which gold has already been extracted.

Glossary of Technical Terms

Term	Definition
Alluvian	any sediment deposited by flowing water, as in a river bed, floodplain, or delta.
Andesite	a fine-grained igneous rock.
Bedrock	solid rock present beneath any soil, sediment or other surface cover.
Breccia	a rock formed from fragments of pre-existing rock in which the gravel-sized particles are angular in shape and make up an appreciable volume of the rock.
Breccia pipes	a circular, chimney-like mass of highly fragmented rock resulting from the subsidence of large rock segments into a void created by solution activity in a lower formation.
Carbonite rocks	rocks consisting primarily of a carbonate mineral such as calcite, the chief mineral in limestone.
Clasts	an individual constituent, grain, or fragment of sediment or rock, produced by mechanical or chemical disintegration of a larger rock mass.
Colluvium	rock and soil accumulated at the foot of a slope from gravitational forces
Extrusive	igneous rocks that crystallize at Earth's surface.

Geochemical survey	a sampling program focusing on trace elements that are commonly found associated with mineral deposits. Common trace elements for gold are mercury, arsenic, and antimony.
Geologic mapping	the process of mapping geologic formations, associated rock characteristics and structural features.
Geophysical	the study of the earth by quantitative physical methods.
Geophysical survey	the systematic measurement of electrical, gravity, seismic, magnetic, or other properties as a tool to help identify rock type(s), faults, structures and minerals.
Hematite breccia	refers to a rock composed of angular rock fragments with conspicuous iron- oxide minerals in the matrix and fractures.
Intrusive Igneous	igneous rocks that crystallize below Earth's surface.
Lost circulation	the loss of drilling fluids through open faults, fractures, and/or permeable rock.
Metamorphic rock	re-existing rock that has been physically changed by temperature, pressure, shearing stress, or chemical environment, generally at depth in the Earth’s crust.
Penn-Permian	geologic periods referring to rocks ranging from 245 to 320 million years old.
Phenocryst

a crystal that is significantly larger than the crystals surrounding it. Phenocrysts form during an early phase in the cooling of magma, and are crystals of minerals that crystallize at higher temperatures than the groundmass.

Pluton	an igneous intrusion.
Quartz Monzonite	a rock enriched in lighter elements formed when molten rock (magma) cools and solidifies.
Quartz Veins

regularly shaped and lengthy occurrences of mineralization, along with pyrrhotite, galena and other minerals. Pyrrhotite is a brownish iron sulfide mineral having weak magnetic properties. Galena is a mineral containing mainly lead sulfide that is blue-gray in color.

Reverse-circulation drilling	a drilling method that minimizes contamination of drill cuttings.
Rhyolite	a fine-grained silica-rich igneous rock, the extrusive equivalent of granite.
Skarn deposit	mineralization formed at the flanks and in contact with intrusive rocks.
Strata	layers of sediment or layers of sedimentary rock.

Management’s Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source for cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Our plan of operations for the next twelve months is to continue with the exploration of our Nevada and Mexican mineral properties. Our planned geological exploration programs are described in detail in Item 2 of this Prospectus entitled Description of Properties.

Our planned exploration expenditures for the next twelve months (beginning June 30, 2006) on our mineral properties, together with amounts we expect to spend on administrative costs are summarized as follows:

Description of Expense	Planned Exploration Expenditures
Exploration of Santa Rita Property, Mexico	$300,000
Exploration of El Tigre Property, Mexico	$500,000
Exploration of Porvenir Property, Mexico	$50,000
Obtaining interests in other properties	$200,000
General and Administrative Expenses	$500,000
Total	$1,550,000

The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses.

We had cash in the amount of $199,814 and working capital in the amount of $206,370 as of June 30, 2006. Based on our planned expenditures, as of June 30, 2006 we require a minimum of approximately $1,344,000 to proceed with our plan of operations over the next twelve months. We anticipate that we will require additional financing in order to pursue our exploration programs beyond the preliminary exploration programs for our mineral properties that are outlined above. If we achieve less than the full amount of financing that we require, we will scale back our exploration programs on our mineral properties and will proceed with scaled back exploration plans based on our available financial resources.

From the date of this Prospectus for the following 12 months, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon our properties and our plan of operations.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of gold and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Results of Operations

Our results of operations are presented below:

		Period from February 9,
	Six Months Ended	2005 (inception) to
	June 30, 2006	December 31, 2005
Costs and Expenses:
General and Administrative	$2,034,015	$1,235,811

Depreciation	12,788	1,392

Total Operating Expense	2,046,803	1,237,203

Loss from Operations	(2,046,803)	(1,237,203)

Net Loss	$(2,068,931)	$(1,237,203)

Loss per common share (basic and
assuming dilution)	$(0.09)	$(0.08)

Total shares outstanding for computation	22,028,587	15,407,140

We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties.

During the period from February 9, 2005 to December 31, 2005, our General and Administrative expenses primarily included the following: filing fees, bank charges and interest of $2,103, professional fees of $72,234, $51,812 for office and telephone, $285,000 in management fees and consulting fees, $73,333 of stock option compensation, $61,507 for rent, $7,152 for marketing and $22,514 for exploration and mineral property expenses.

During the six months ended June 30, 2006, our General and Administrative expenses primarily included the following: filing fees, bank charges and interest of $2623, $6,157 in advertising fees, $1,600 in automobile expenses, $807,909 in consulting fees, $83,172 for office and telephone, $2,957 in freight costs, $6,647 investor relations expense, $120,000 in management fees, $61,507 for rent, $185,115 for marketing, professional fees of $113,275, salaries of $104,464, stock option compensation expense of $545,479, and $53,000 for exploration expenses.

Liquidity and Capital Resources

On June 30, 2006 we had cash or cash equivalents of $199,814, compared to $327,049 as of December 31, 2005. We had working capital of $206,370 as of June 30, 2006 compared to a working capital of $280,173 as of December 31, 2005.

In order to exercise our option in the Santa Rita Property we must spend at least $950,000 in exploration expenses prior to June 18, 2009 and we must issue 200,000 shares of our common stock prior to June 18, 2009 as follows:

  $200,000 and 25,000 common shares by June 18, 2007;
  additional $300,000 and additional 75,000 common shares by June 18, 2008; and
  additional $450,000 and additional 100,000 common shares by June 18, 2009.

To exercise our option to acquire a 67.5% interest in the El Tigre and Porvenir properties, we were required to pay at least $15,000 by January 30, 2006, which we did, and we must spend at least another $200,000 prior to July 2, 2007.

If we do not make the specified annual expenditures, we will forfeit our rights to exercise the options. As of September 12, 2006, we have enough money in our bank accounts to cover all of our required payments over the next 24 months on our option agreements.

Since our inception on February 9, 2005 to June 30, 2006 we had raised net proceeds of $1,429,262 from the sale of common stock and stock subscriptions. Of this amount, $755,062 was raised during the six month period ended June 30, 2006.

Plan of Operations

As of September 7, 2006, we had approximately $888,000 in our bank accounts. We expect to require approximately an additional $662,000 in financing to continue our planned operations for the next year to cover the following expenses:

Description of Expense	Amount
Exploration of Santa Rita Property	$ 300,000
Exploration of El Tigre Property	$ 500,000
Exploration of Porvenir Property	$ 50,000
Obtaining interests in other mining properties	$ 200,000
General and Administrative Expenses	$ 500,000
Total	$ 1,550,000

If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our exploration activities and administrative expenses in order to be within the amount of capital resources that are available to us. Specifically, we anticipate that we would defer drilling programs pending our obtaining additional financing. Given our plan to scale back our operations if we do not achieve additional financing, we anticipate that our current cash and working capital will be sufficient to enable us to sustain our operations and our interests in our mineral properties for the next twelve months.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of our mineral properties. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations and to fund our working capital deficit. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

We are currently offering common shares for sale through an offering pursuant to Regulation S of the Securities Act to non US persons. The sale price per common share that we are currently negotiating is $0.95.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note A of the notes to our historical consolidated financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Mineral Properties and Exploration Costs

Mineral property interests are composed of mineral properties owned by us and rights to ownership of mineral properties which we can earn through cash or share payments, incurring exploration expenditures and combinations thereof. We account for our mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred, and all property sales and option proceeds received are credited to operations. When the existence of a mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on a property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property. Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations.

Stock Based Compensation

Prior to the January 1, 2006 adoption of the Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”), the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, because the stock option grant price equaled the market price on the date of grant, and any purchase discounts under the Company’s stock purchase plans were within statutory limits, no compensation expense was recognized by the Company for stock-based compensation. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements.

Effective January 1, 2006, the beginning of the Company’s first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective transition method. Under this transition method, stock-based compensation expense was recognized in the consolidated financial statements for granted, modified, or settled stock options. Compensation expense recognized included the estimated expense for stock options granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Results for prior periods have not been restated, as provided for under the modified-prospective method.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our Prospectus has been declared effective by the Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities has agreed to sponsor our securities for quotation on the OTC Bulletin Board. Even though we have located a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of September 14, 2006, there were 99 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during 2005 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payout(s)
Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
					(#)	(#)
Norman Meier (1)	2005 (2)	80,000	0	0	8,000,000	5,000,000	8,000	2,750,000
Bruno Weiss (3)	2005 (2)	80,000	0	0	2,000,000	5,000,000	2,000	2,750,000

(1)	Norman Meier is our President and Chief Executive Officer.
(2)	For the period from Inception (February 9, 2005) to December 31, 2005.
(3)	Bruno Weiss is our Chief Financial Officer.

Option Grants in the Last Fiscal Year

The following table sets forth the stock options that were granted to the named executive officers during the period from inception (February 9, 2005) to December 31, 2005.

	Number of	% of Total Options	Exercise or
	Securities Underlying	Granted to Employees	Base Price
Name	Options Granted (#)	In Fiscal Year 2005	($/Sh)	Expiration Date
Norman Meier	5,000,000	50%	$0.001	April 30, 2010
Bruno Weiss	5,000,000	50%	$0.001	April 30, 2010

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of December 31, 2005. None of the named executive officers exercised any of their stock options during the period from inception (February 9, 2005) to December 31, 2005.

Number Of Securities
	Underlying Unexercised	Value Of Unexercised
	Options At 2005 Fiscal	In-The-Money Options
	Year-End(#)	At 2005 Fiscal Year-End ($)(1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Norman Meier	5,000,000/0	$2,750,000/0
Bruno Weiss	5,000,000/0	$2,750,000/0

(1) The calculation of the value of unexercised options held by the named executive officers is based upon the average sales of our unregistered stock at prices of $0.55 per share in December 2005.

Employment and Consulting Agreements

On May 1, 2005 we entered into a management agreement with our Chief Financial Officer Bruno Weiss wherein we agreed to pay him $10,000 per month and a stock option to purchase up to 5,000,000 common shares at $0.001 per share. The agreement may be terminated on 14 days notice by either party.

On May 1, 2005 we entered into a management agreement with our President and Chief Executive Officer Norman Meier wherein we agreed to pay Dr. Meier $10,000 per month and a stock option to purchase up to 5,000,000 common shares at $0.001 per share. The agreement may be terminated on 14 days notice by either party.

In addition to the fees compensated pursuant to the Management agreements, Mr. Weiss and Dr. Meier received $9,742 and $22,710, respectively, during the six months ended June 30, 2006, as additional compensation.

On May 15, 2005 we entered into a consulting agreement with Charles Reed, whereby Mr. Reed agreed to act as our Chief Geologist from May 15, 2005 until the agreement is terminated on 14 days notice by either party. As remuneration we agreed to issue Mr. Reed 100,000 common shares as compensation to December 31, 2006 and after that 50,000 common shares per year, payable on a pro rated basis at the end of each of our fiscal quarters.

On May 22, 2005 we entered into a consulting agreement with Craig Schneider wherein Mr. Schneider agreed to act as an advisory board member, to provide us with consulting services to assist us in finding mining properties, assist us with geological matters and introduce our management to persons and businesses involved in mining in Mexico. As compensation we issued Mr. Schneider a one time payment of 50,000 common shares. The agreement terminates on May 21, 2007, or on 14 days notice by either party.

On May 22, 2005 we entered into a consulting agreement with Chris Bogart wherein Mr. Bogart agreed to act as an advisory board member, to provide us with consulting services to assist us in finding mining properties, assist us with geological matters and introduce our management to persons and businesses involved in mining in Mexico. As compensation we issued Mr. Schneider a one time payment of 50,000 common shares. The agreement terminates on May 21, 2007, or on 14 days notice by either party.

On November 9, 2005, we entered into a consulting agreement with Hudson Capital Corporation whereby Hudson Capital agreed to assist us in creating our website, producing marketing material, presenting exchange listing efforts, providing business consulting and strategic planning advice and increasing our profile within the brokerage community. The agreement commenced on December 1, 2005 and expired on March 31, 2006. Pursuant to the agreement, we paid Hudson Capital $5,000 per month in consulting fees, plus 100,000 common shares. On May 1, 2006 we signed an agreement to extend the consulting agreement to December 31, 2007, and agreed to pay Hudson Capital up to 900,000 common shares upon the occurrence of various corporate milestones and objectives.

On January 5, 2006, we entered into a consulting agreement with Douglas Oliver whereby he agreed to act as a Director on our Board of Directors and a Geologist. As compensation we agreed to pay him $400 per day that he provides consulting services to us. We also issued him 50,000 common shares and an option to purchase 50,000 common shares at $1 each, and we agreed to issue him on January 1, 2007 an option to purchase 50,000 common shares at $1.50 each and on January 1, 2008, an option to purchase 50,000 common shares at $2.00 per share. We also agreed to issue him an further options on the occurrence of certain events. The agreement will terminate after 14 days notice has been given by either party.

None of our directors received compensation for their service as directors during the period from inception (February 9, 2005) to December 31, 2005.

Certain Transactions and Related Parties

Hemis Switzerland GmbH, a company partially owned and controlled by Norman Meier, our Chief Executive Officer, has acted as an agent for us in paying operating expenses and salaries for our office and staff in Switzerland. As of June 30, 2006, the amount of funds held by our Chief Executive Officer $65,337 for our Swiss administrative expenses and salaries.

On May 1, 2005, we issued 10,000,000 common shares at par value to our directors as follows: 7,000,000 shares to Norman Meier, 1,000,000 shares to Noeme Investment Corporation, a company controlled by Norman Meier, and 2,000,000 shares to Bruno Weiss, our director. Also on May 1, 2005, we issued an option to Norman Meier to purchase 5,000,000 shares of our common stock at an exercise price of $0.001 (par value), and we issued an option to Bruno Weiss to purchase 5,000,000 shares of our common stock at an exercise price of $0.001 (par value).

Other than management agreements and stock awards and agreements described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Financial Statements

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FINANCIAL STATEMENTS

HEMIS CORPORATION
(An exploration stage company)

HEMIS CORPORATION.
(An exploration stage company)

Index to Financial Statements

Page

Report of Independent Registered Certified Public Accounting Firm	F-3

Consolidated Balance Sheet as of December 31, 2005	F-5

Consolidated Statement of Losses for the period from February 9, 2005 (date of inception) to December 31, 2005	F-6

Consolidated Statement of Stockholders’ Equity for the period from February 9, 2005 (date of inception) to December 31, 2005	F-7

Consolidated Statement of Cash Flows for the period from February 9, 2005 (date of inception) to December 31, 2005	F-8

Notes to Consolidated Financial Statements	F-9 ~ F-18

Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-19

Condensed Consolidated Statements of Losses for the three months ended June 30, 2006 and 2005, six months ended June 30, 2006, for the period from February 9, 2005 (date of inception) through June 30, 2005, and for the period from February 9, 2005 (date of inception) to June 30, 2006	F-20

Condensed Consolidated Statements of Stockholders' Equity for the period from February 9, 2005 (date of inception) to June 30, 2006	F-21 ~ F-22

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, , 2006, for the period from February 9, 2005 (date of inception) through June 30, 2005, and for the period from February 9, 2005 (date of inception) to June 30, 2006	F-23

Notes to Unaudited Condensed Consolidated Financial Statements	F-24 ~ F-32

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Hemis Corporation.
Las Vegas, NV

We have audited the consolidated balance sheet of Hemis Corporation and its wholly-owned subsidiaries (the “Company”), an exploration stage company, as of December 31, 2005, and the related consolidated statement of losses, stockholders’ equity, and cash flows for the period from February 9, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and the results of its operations and its cash flows for the period from February 9, 2005 (date of inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I, the Company has not established a source of revenue and has suffered substantial losses from operations since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note I. The accompanying statements do not include any adjustments that might result from the outcome of this uncertainty.

          /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

          Russell Bedford Stefanou Mirchandani LLP
          Certified Public Accountants

McLean, Virginia
April 17, 2006

HEMIS CORPORATION.
(An exploration stage company)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$327,049
Cash held in trust (Note A)	45,000
Prepaid expenses and other current assets	9,344
Total current assets	381,393

Property and equipment, at cost: (Note B)
Furniture and equipment	11,549
Less: accumulated depreciation	1,392
Total property and equipment, net	10,157

Total assets	$391,550

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$67,759
Advances from related parties (Note C)	33,461
Total current liabilities	101,220

COMMITMENTS AND CONTINGENCIES (Note H)	-

STOCKHOLDERS' EQUITY
Common stock, par value $.001 per share; 75,000,000 shares authorized,
10,688,683 shares issued and outstanding (Note D)	10,689
Deferred compensation expenses (Note E)	(4,766,667)
Additional paid-in capital	5,852,886
Common stock subscription payable (Note D)	430,625
Accumulated deficit during exploration stage	(1,237,203)
Stockholders' equity	290,330
Total liabilities and stockholders' equity	$391,550

See accompanying notes to consolidated financial statements.

HEMIS CORPORATION.
(An exploration stage company)
CONSOLIDATED STATEMENT OF LOSSES
FOR THE PERIOD FEBRUARY 9, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

Costs and Expenses:
General and Administrative	$1,235,811
Depreciation (Note B)	1,392
Total Operating Expense	1,237,203

Loss from Operations	(1,237,203)

Provision for Income Tax	-

Net Loss	$(1,237,203)

Loss per common share (basic and assuming dilution) (Note G)	$(0.08)

Weighted average common shares outstanding	7,891,803
Options shares deemed outstanding	7,515,337
Total shares outstanding for computation	15,407,140

See accompanying notes to consolidated financial statements.

HEMIS CORPORATION.
(An exploration stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FEBRUARY 9, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

								Deficit
				Common		Deferred		Accumulated
	Common		Additional Paid	Stock		Compensation		During
	Shares	Stock Amount	in Capital	Subscription		Expense		Exploration Stage		Total
Issuance of common stock to founders in May 2005 at

$0.001 per share	10,000,000	$10,000	-	$-	$	- $		- $		10,000
Issuance of stock options to founders in May 2005 in

exchange for deferred compensation	-	-	5,500,000	-		(5,500,000)		-		-
Shares issued in May 2005 pursuant to private
placement at $.55 per share	30,000	30	16,470	-		-		-		16,500
Shares issued in July 2005 in exchange for services at

approximately $.55 per share	100,000	100	54,900	-		-		-		55,000
Shares issued in July 2005 pursuant to private
placement at $.55 per share	500	1	274	-		-		-		275
Shares issued in August 2005 pursuant to private
placement at $.55 per share, net of costs and fees	458,183	458	226,342	-		-		-		226,800
Shares issued in September 2005 in exchange for
services at approximately $.55 per share	100,000	100	54,900	-		-		-		55,000
Common stock subscribed	-	-	-	430,625		-		-		430,625
Amortization of deferred compensation	-	-	-	-		733,333		-		733,333
Net loss	-	-	-	-		-		(1,237,203)		(1,237,203)
Balance at December 31, 2005	10,688,683	$10,689 $	5,852,886	$430,625		$(4,766,667	) $	(1,237,203	) $	290,330

See accompanying notes to consolidated financial statements.

HEMIS CORPORATION.
(An exploration stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FEBRUARY 9, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

INCREASE IN CASH AND EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from exploration stage operations	$(1,237,203)
Depreciation (Note B)	1,392
Common stock issued in exchange for services (Note D)	110,000
Amortization of deferred compensation (Note E)	733,333
Common stock issued to founders (Note D)	10,000
Adjustments to reconcile net loss from exploration stage operations to cash used for operating activities:
Changes in assets and liabilities:
Prepaid expenses and other assets	(54,344)
Accounts payable and accrued expenses	67,759
NET CASH USED IN OPERATING ACTIVITIES	(369,063)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,549)
NET CASH USED IN INVESTING ACTIVITIES	(11,549)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and common stock subscription, net of
costs and fees (Note D)	674,200
Proceeds from related parties advances, net of repayments (Note C)	33,461
NET CASH PROVIDED BY FINANCING ACTIVITIES	707,661

NET INCREASE IN CASH AND EQUIVALENTS	327,049

Cash and cash equivalents at the beginning of the period	-

Cash and cash equivalents at the end of the period	$327,049

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$-
Income taxes paid	-
Common stock issued in exchange for services (Note D)	110,000
Stock options granted in exchange for deferred compensation (Note E)	5,500,000
Cash held in trust (Note A)	45,000
Common stock issued to founders (Note D)	10,000

See accompanying notes to consolidated financial statements.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Hemis Corporation (the "Company") was incorporated under the laws of the State of Nevada on February 9, 2005. On May 16, 2005, the Company incorporated Hemis Gold S.A. de C.V., a wholly owned subsidiary in Mexico. On June 14, 2005, the Company incorporated under the laws of the State of Nevada a wholly owned subsidiary, Aurum Financial Services, Inc. At December 31, 2005 Aurum Financial Services, Inc. was dormant. The Company was organized for the purpose of acquiring and developing gold, silver and other mineral properties. At December 31, 2005, the Company had entered into several agreements to acquire mineral claims with unknown reserves. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the exploration stage.

The consolidated financial statements include the accounts of Hemis Corporation and its wholly-owned subsidiaries, Aurum Financial Services, Inc. and Hemis Gold S.A. de C.V. Significant intercompany transactions and accounts have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. Cash and cash equivalents consist of operating funds held in financial institutions and funds held by an entity partially owned and controlled by the Company’s Chief Executive Officer and principal shareholder. The amount of funds held by the Chief Executive Officer at December 31, 2005 was $14,060 and included in the cash and cash equivalents. The funds are used to pay for the Company's miscellaneous services and supplies.

Cash Held in Trust

At December 31, 2005, the Company had $45,000 of cash held in a lawyer's trust account and the Company’s lawyer has authority to use the funds to pay legal bills, consulting fees, and expenses. There was no formal escrow agreement, and the President of the Company has the authority to allocate the trust funds and to withdraw the funds from trust at any time. The Company has excluded the $45,000 from its cash and cash equivalents and accounted for as a current asset.

Income Taxes

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (“SFAS 109”). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Earnings (Losses) Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During the period February 9, 2005 (date of inception) to December 31, 2005, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs.” Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred no expenditures on research and product development for the period from February 9, 2005 (date of inception) to December 31, 2005.

Foreign Currency Translation

The Company translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” Assets and liabilities are translated at current exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholder’s equity. Foreign currency transaction gains and losses are included in the statement of operations.

Mineral Properties and Exploration Costs

Mineral property interests are composed of mineral properties owned by the Company and rights to ownership of mineral properties which the Company can earn through cash or share payments, incurring exploration expenditures and combinations thereof. The Company accounts for its mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred, and all property sales and option proceeds received are credited to operations. When the existence of a mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on a property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property. Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations. As of December 31, 2005, all mineral claim costs of carrying, retaining and developing unproven properties were charged to operations in the period incurred.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mineral Property Reclamation Obligations

The operations of the Company have been and may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs. The likelihood of new regulations and their overall effect upon the Company are not predictable. The Company will provide for any reclamation costs in accordance with Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations”. It is management’s opinion that the Company is not currently exposed to significant environmental and reclamation liabilities and has recorded no reserve for environmental and reclamation expenditures.

Liquidity

To date the Company has generated no revenues, has incurred expenses, and has sustained losses. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $1,237,203 from February 9, 2005 (date of inception) through December 31, 2005. The Company’s has working capital surplus of $280,173 as of December 31, 2005. The Company’s operations are subject to all risks inherent in the establishment of a new business enterprise.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Stock Based Compensation

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (“SFAS No. 148”), "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2005. The Company has no awards of stock-based employee compensation issued and outstanding at December 31, 2005.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Had compensation costs for the Company's stock options been determined based on the fair value at the grant dates for the awards, the Company's net loss and losses per share would have been as follows:

For the period from February
9, 2005 (date of inception) to
December 31, 2005
Net loss – as reported	$(1,237,203)
Add: Total stock based employee compensation expense as reported
under intrinsic value method (APB. No. 25)	-
Deduct: Total stock based employee compensation expense as reported
under fair value based method (SFAS No. 123)	-
Net loss – Pro Forma	$(1,237,203)
Net loss attributable to common stockholders – Pro forma	$(1,237,203)
Basic (and assuming dilution) loss per share – as reported	$(0.08)
Basic (and assuming dilution) loss per share – Pro forma	$(0.08)

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (revised 2004), "Share-Based Payment" which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement 123R supersedes APB opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows". Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company will have to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006.

Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the declining balance method of 20% for office equipment and 30% for Computer equipment. The property and equipment will be depreciated over their estimated useful lives of 3 to 5 years.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted discounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition

The Company is in exploration stage and has not generated any revenues as of December 31, 2005. The Company will recognize revenues pursuant to the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition , revenue will be recognized when persuasive evidence of an arrangement exists, delivery has occurred through an irrevocable transfer of metals to customers’ accounts or physical delivery of metals, the price is fixed or determinable, no obligations remain and collectibility is probable. Under the terms of certain sales contracts and purchase orders received from customers, the Company will recognize revenue when the product is in a refined and saleable form and title passes, which is typically when the product is transferred from the account of the Company to the account of the customer. Under certain of its sales agreements, the Company may instruct a third-party refiner to transfer metal from the Company’s account to the customer’s account; at this point, the Company’s account at the third party refinery is reduced and the purchaser’s account is increased by the number of ounces of metal sold. These transfers are irrevocable and the Company has no further responsibility for the delivery of the metals. Under other sales agreements, physical conveyance may occur by the Company arranging for shipment of metal from the third party refinery to the purchaser. In these cases, revenue is recognized at the point when delivery occurs and title passes to the purchaser. Sales discounts will be recognized when the related revenue is recorded. The Company will classify any cash sales discounts as a reduction in revenue. Sales of metals products sold directly to smelters will be recorded when title and risk of loss transfer to the smelter at current spot metals prices. Recorded values will be adjusted monthly until final settlement. Sales of metal in products tolled, rather than sold to smelters, will be recorded at contractual amounts when title and risk of loss transfer to the buyer.

Advertising

The Company follows the policy of charging the costs of advertising to expenses as incurred. The Company incurred no advertising costs for the period from February 9, 2005 (date of inception) to December 31, 2005.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the first quarter of fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets – an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE B – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2005:

Office Furniture and Equipment	$3,260
Computer Equipment	8,289
Total	11,549
Accumulated Depreciation	(1,392)
$10,157

Depreciation expense included as a charge to operations was $1,392 for the period from February 9, 2005 (date of inception) through December 31, 2005.

NOTE C – ADVANCES FROM RELATED PARTIES

During the period from February 9, 2005 (date of inception) through December 31, 2005, the Company’s significant shareholders advanced funds to the Company for working capital purposes. Total amount due to related parties amounted $33,461 at December 31, 2005. The amounts advanced are unsecured, non-interest bearing and have no specific terms of repayments.

NOTE D - CAPITAL STOCK

The Company is authorized to issue 75,000,000 shares of common stock with par value of $.001 per share. The Company has 10,688,683 shares of common stock issued and outstanding at December 31, 2005.

On May 1, 2005, the Company issued an aggregate of 10,000,000 shares of common stock to founders. The common shares issued were valued at par value of the Company’s common stock.

In May 2005, the Company issued an aggregate of 30,000 shares of common stock in exchange for cash at $0.55 per share.

In July 2005, the Company issued an aggregate of 500 shares of common stock in exchange for cash at $0.55 per share. The Company also issued an aggregate of 100,000 shares of common stock in exchange for services rendered at $0.55 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $55,000 were charged to operations during the year ended December 31, 2005.

In August 2005, the Company issued an aggregate of 458,183 shares of common stock in exchange for cash at $0.55 per share. The Company incurred commission costs of $25,200 in connection with the issuance of these common shares.

In September 2005, the Company issued an aggregate of 100,000 shares of common stock in exchange for services rendered at $0.55 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $55,000 were charged to operations during the year ended December 31, 2005.

In December 2005, the Company received proceeds of $430,625, net of $7,150 of commission, for 795,957 shares of common stock subscribed at $0.55 per share. The common share subscribed were issued to subscribers subsequent to the date of the financial statements.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE E - STOCK OPTIONS

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to its officers.

Options Outstanding				Options Exercisable

Exercise		Weighted Average	Weighted		Weighted
Prices	Number	Remaining	Average	Number	Average
	Outstanding	Contractual	Exercise Price	Exercisable	Exercise Price
Life (Years)
$ 0.001	10,000,000	4.33	$ 0.001	10,000,000	$ 0.001

Transactions involving stock options issued to employees are summarized as follows:

		Weighted Average
	Number of Shares	Price Per Share
Balance at February 9, 2005 (date of inception):	-	$-
Granted	10,000,000	0.001
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2005	10,000,000	$0.001

During the period from February 9, 2005 (date of inception) through December 31, 2005, the Company granted an aggregate of 10,000,000 stock options to its officers in exchange for services provided and to be provided. The Company concluded that these officers were not employees as defined under Statements of Financial Accounting Standards (SFAS)123 R: Share Based Payment s and under the definition of common law and Internal Revenue Service regulations, Revenue Rulings 57-246, 68-597 and 87-41, and the Internal Revenue Services’ Employment Tax Handbook. The exercise prices of the stock options were at par. The Company accounted for the stock options granted at the fair value of the Company’s common stock, and recorded deferred compensation costs in the amount of $5,500,000 and a reduction of stockholders’ equity. The deferred compensation costs are amortized over the 5-year period of services to be provided by the officers. Compensation expense of $733,333 was charged to operations during the year ended December 31, 2005.

NOTE F – INCOME TAXES

Statement of Financial Accounting Standards No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between income reported for financial reporting purposes and income tax purposes are insignificant. For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $1,237,203 which expires through 2025, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward is approximately $420,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized. Components of deferred tax assets as of December 31, 2005 are as follows:

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE F – INCOME TAXES (Continued)

Non current:
Net operating loss carryforward	$420,000
Valuation allowance	(420,000)
Net deferred tax asset	$-

NOTE G – LOSSES PER COMMON SHARE

The following table presents the computation of basic and diluted loss per share:

For the period from February 9, 2005 (date of
inception) through December 31, 2005
Net loss available for common shareholders	$(1,237,203)
Basic and fully diluted loss per share	$(0.08)
Weighted average common shares outstanding	7,891,803
Option shares deemed outstanding (Note E)	7,515,337
Total shares outstanding for computation	15,407,140

The Company’s total weighted average shares outstanding for basic and diluted loss per share computation included shares of common stock underlying stock options to purchase common stock as such options are immediately exercisable and have an exercise price of $0.001 per share. The common stock underlying the stock options is considered outstanding in substance for EPS purposes in accordance with Statements of Financial Accounting Standards (SFAS)128: Earnings per Share.

NOTE H – COMMITMENTS AND CONTINGENCIES

Management Agreements

The Company has management agreements with its President and Chief Executive Officer, Chief Financial Officer and Secretary, and Chief Operating Officer and Geologist, all of whom are also Company’s significant shareholders. The Agreements provide terms of compensation and may be terminated at any time with 14 days notice been delivered by the party.

Advisory Board Agreements

The Company has Advisory Board Agreements with two Board members. The Agreements provided a term of two years, and may be terminated at any time with 14 days notice been delivered by the party.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE H – COMMITMENTS AND CONTINGENCIES (Continued)

Acquisition of Mining Rights

On December 20, 2005 the Company entered into a “Memo of Understanding” with Corex Gold Corp.(“Corex) to acquire Santa Rita Claim property located in Zacatecas, Mexico. Pursuant to the agreement, the Company committed to exploration expenditures of minimum $200,000 over the first 12 months at which time the Company shall have the rights to withdraw, without earning any interest. The Company will also issue 25,000 treasury shares to Corex upon commencement of Phase 1 of the agreement. As of December 31, 2005, the Company has incurred and charged to operations, $22,519 of expenditures pursuant to this agreement. On the 1 st anniversary of the agreement, the Company would commit to exploration expenditures of minimum $300,000 over additional 12 months at which the Company will issue 75,000 treasury shares to Corex. On the 2 nd anniversary, Corex would commit to exploration expenditures of minimum $450,000 over additional 12 months at which time the Company will issue 100,000 treasury shares to Corex. The Company may terminate the option agreement at any time hereafter without further obligation or liability to Corex except respecting payments, which have not at such time made to Corex in relation to milestones that have been achieved prior to the time of termination.

On December 31, 2005, the Company’s wholly owned subsidiary, Hemis Gold S.A. de C.V., entered into an option agreement to acquire a 67.5% interest in the El Tigre located in the Municipality of Sahuaripa, Sonora, Mexico. The option agreement had no initial costs. If Company incurred $200,000 of exploration expenditures within 548 days from the date of the agreement, the Company will acquire a 67.5 % interest in the El Tigre Concession and the Porvenir Concession mineral claims. As of December 31, 2005, the Company has not incurred expenditures pursuant to this agreement.

Litigation

As of December 31, 2005, the Company is not a party to ant legal proceedings, nor are there any judgments against the Company. However, the Company may be subject to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

Option Agreement

On May 15, 2005, the Company entered into an Option Agreement with its Chief Operating Officer and Geologist (“COO”). Pursuant to the Option Agreement, the Company agreed to issue 1,000,000 stock options to COO. The exercise price of the options is $0.001 per share, and shall expire 60 days after the termination of the consulting agreement between the Company and COO. The grant and vesting of the stock options is contingent upon the Company acquiring rights to a property on which a gold deposit of at least 500,000 ounces of gold is proven. As of December 31, 2005, the Company has not acquired rights to properties as defined and the stock options have not been granted or vested.

NOTE I – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements for the period February 9, 2005 (date of inception) to December 31, 2005, the Company incurred losses of $1,237,203. The Company’s current assets exceeded its current liabilities by $280,173. However, the Company has generated no revenues to date, has incurred operating expenses and has sustained losses. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

HEMIS CORPORATION
(An exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE I – GOING CONCERN MATTERS (Continued)

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the strategic acquisition of businesses and continued business development, and additional equity investment in the Company. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

NOTE J – SUBSEQUENT EVENTS

Subsequent to the date of the financial statements, the Company issued an aggregate of 1,032,770 shares of common stock in exchange for cash and common stock subscribed prior December 31, 2005.

In January 2006 the Company incorporated under the laws of the State of Nevada four wholly owned subsidiaries, Tecton Corporation, Stratos Gold Corporation, Allegra Corporation and Sirius Corporation.

HEMIS CORPORATION
(A exploration stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,2006	December 31,2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$199,814	$327,049
Cash held in trust	35,510	45,000
Prepaid expenses and other current assets	34,385	9,344
	269,709	381,393
Property and equipment, at cost
Furniture and equipment	27,752	11,549
Leasehold Improvements	11,183	-
Less : accumulated depreciation	(14,180)	(1,392)
Total property and equipment, net	24,755	10,157

Net assets of discontinued operations	27,895	-

Total Assets	$322,359	$391,550

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$63,339	$67,759
Advances from related parties	-	33,461
Total current liabilities	63,339	101,220

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock, par value $.001 per share; 150,000,000 and
75,000,000 shares authorized at June 30, 2006 and December 31,
2005, respectively; 13,931,105 and 10,688,683 shares issued , outstanding at June 30, 2006 and December 31, 2005,
respectively.	13,931	10,689
Deferred compensation	(4,221,187)	(4,766,667)
Additional paid-in-capital	7,664,784	5,852,886
Common stock subscription payable	110,926	430,625
Common stock subscription receivable	(3,300)	-
Accumulated deficit during exploration stage	(3,306,134)	(1,237,203)
Stockholders' equity	259,020	290,330

Total Liabilities and Stockholders' Equity	$322,359	$391,550

See accompanying footnotes to the unaudited condensed consolidated financial statements.

HEMIS CORPORATION
(A exploration stage company)
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
(Unaudited)

				For The Period
				From February 9,
	For The Three	For The Three	For The Six	2006 (date of	For the period
	Months Ended	Months Ended	Months Ended	inception) to	from February 9
	June 30,	June 30,	June 30,	June 30,	(date of inception)
					through
					June 30, 2006

	2006	2005	2006	2005
Costs and Expenses:
General and administrative	$800,008	$351,960	$2,034,015	$351,960	$3,269,826

Depreciation	12,111	180	12,788	180	14,180
Total operating expense	812,119	352,140	2,046,803	352,140	3,284,006

Loss from continuing
operations, before income
taxes and discontinued
operations	(812,119)	(352,140)	(2,046,803)	(352,140)	(3,284,006)

Provision for income taxes	-	-	-	-	-
Loss from continuing
operations, before
discontinued operations	(812,119)	(352,140)	(2,046,803)	(352,140)	(3,284,006)
Loss from discontinued
operations	(22,128)	-	(22,128)	-	(22,128)

Net Loss	$(834,247)	$(352,140)	$(2,068,931)	$(352,140)	$(3,306,134)

Loss per common share
(basic and assuming dilution)	$(0.04)	$(0.03)	$(0.09)	$(0.04)
Continuing operations	$(0.04)	$(0.03)	$(0.09)	$(0.04)
Discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average common
shares outstanding	12,681,489	6,715,165	12,028,587	4,303,380
Options shares deemed
outstanding	10,000,000	6,703,297	10,000,000	4,295,775
Total shares outstanding for
computation	22,681,489	13,418,462	22,028,587	8,599,155

See accompanying footnotes to the unaudited condensed consolidated financial statements.

HEMIS CORPORATION
(A exploration stage company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FEBRUARY 9,2005 (DATE OF INCEPTION) THROUGH JUNE 30, 2006
(Unaudited)

							Deficit
				Common	Common		Accumulated
				Stock	Stock		During
	Common		Additional Paid	Subscription	Subscription	Deferred	Exploration
	Shares	Stock Amount	in Capital	payable	receivable	Compensation	Stage	Total
Issuance of common stock to founders in May 2005
at $0.001 per share	10,000,000	$10,000	$-	$-	$-	$-	$-	$10,000
Issuance of stock options to founders in May 2005
in exchange for deferred compensation	-	-	5,500,000	-	-	(5,500,000)	-	-
Shares issued in May 2005 pursuant to private
placement at $.55 per share	30,000	30	16,470	-	-	-	-	16,500
Shares issued in July 2005 in exchange for services
at approximately $.55 per share	100,000	100	54,900	-	-	-	-	55,000
Shares issued in July 2005 pursuant to private
placement at $.55 per share	500	1	274	-	-	-	-	275
Shares issued in August 2005 pursuant to private
placement at $.55 per share, net of costs and fees	458,183	458	226,342	-	-	-	-	226,800
Shares issued in September 2005 in exchange for
services at approximately $.55 per share	100,000	100	54,900	-	-	-	-	55,000
Common stock subscribed	-	-	-	430,625	-	-	-	430,625
Amortization of deferred compensation	-	-	-	-	-	733,333	-	733,333
Net loss	-	-	-	-	-	-	(1,237,203)	(1,237,203)
Balance at December 31, 2005	10,688,683	$10,689	$5,852,886	$430,625	$-	$(4,766,667)	$(1,237,203)	$290,330

See accompanying footnotes to the unaudited condensed consolidated financial statements.

HEMIS CORPORATION
(A exploration stage company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
FOR THE PERIOD FEBRUARY 9, 2005 (DATE OF INCEPTION) THROUGH JUNE 30, 2006
(Unaudited)

							Deficit
				Common	Common		Accumulated
				Stock	Stock		During
	Common		Additional Paid	Subscription	Subscription	Deferred	Exploration
	Shares	Stock Amount	in Capital	payable	receivable	Compensation	Stage	Total
Balance forward	10,688,683	$10,689	$5,852,886	$430,625	$-	$(4,766,667)	$(1,237,203)	$290,330
Shares issued in January 2006 for common stock
subscribed in December 2005	593,638	594	325,906	(326,500)	-	-	-	-
Shares issued in February 2006 in exchange for
common stock subscribed in December 2005 and
pursuant to private placement at $.55 per share, net
of costs and fees	274,795	275	140,862	(93,125)	-	-	-	48,012
Shares issued in March 2006 in exchange for
common stock subscribed in December 2005 and
pursuant to private placement at $.55 per share, net
of costs and fees	164,337	163	79,386	(11,000)	-	-	-	68,549
Issuance of stock options in January 2006 in
exchange for consulting services	-	-	26,845	-	-	-	-	26,845
Shares issued in May 2006 pursuant to private
placement at $.55 per share, net of costs and fees	480,000	480	243,445	-	(3,300)	-	-	240,625
Shares issued in May 2006 pursuant to private
placement at $.75 per share, net of costs and fees	25,000	25	16,850	-	-	-	-	16,875
Shares issued in May 2006 in exchange for services
at approximately $.55 per share	1,070,880	1,071	587,913	-	-	-	-	588,984
Shares issued in June 2006 pursuant to private
placement at $.55 per share, net of costs and fees	308,772	309	164,016	-	-	-	-	164,325
Shares issued in June 2006 pursuant to private
placement at $.75 per share, net of costs and fees	150,000	150	105,600	-	-	-	-	105,750
Shares issued in June 2006 in exchange for services
at approximately $.55 per share	50,000	50	27,450	-	-	-	-	27,500
Shares issued in June 2006 in exchange for services
at approximately $.75 per share	125,000	125	93,625	-	-	-	-	93,750
Common stock subscribed	-	-	-	110,926	-	-	-	110,926
Amortization of deferred compensation	-	-	-	-	-	545,480	-	545,480
Net loss	-	-	-	-	-	-	(2,068,931)	(2,068,931)
Balance at June 30, 2006	13,931,105	$13,931	$7,664,784	$110,926	$(3,300)	$(4,221,187)	$(3,306,134)	$259,020

See accompanying footnotes to the unaudited condensed consolidated financial statements.

HEMIS CORPORATION
(A exploration stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

		For the period from	For the period
		February 9, 2005	from February 9,
		(date of inception)	2005 (date of
	For the six months	through June 30,	inception) through
	ended June 30, 2006	2005	June 30, 2006
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from exploration stage operations	$(2,068,931)	$(352,140)	$(3,306,134)
Add: Loss from discontinued operations	22,128	-	22,128
Loss from continuing operations	(2,046,803)	(352,140)	(3,284,006)
Depreciation	12,788	180	14,180
Common stock issued or subscribed in exchange for services
rendered	710,234	110,000	820,234
Stock options issued in exchange for services	26,845	-	26,845
Amortization of deferred compensation	545,480	183,333	1,278,813
Common stock issued to founders	-	10,000	10,000
Adjustments to reconcile net loss from exploration stage
operations to cash used for operating activities:
Changes in assets and liabilities:
Prepaid expenses and other current assets	(15,551)	-	(69,895)
Accounts payable and accrued expenses	(4,420)	4,786	63,339
Net cash used in continuing operations	(771,427)	(43,841)	(1,140,490)
Net cash used in discontinued operations	(50,023)	-	(50,023)
NET CASH USED IN OPERATING ACTIVITIES	(821,450)	(43,841)	(1,190,513)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(27,386)	(4,537)	(38,935)
NET CASH USED IN INVESTING ACTIVITIES	(27,386)	(4,537)	(38,935)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and stock subscription,
net of costs and fees	755,062	16,500	1,429,262
Proceeds from related party advances, net of repayments	(33,461)	32,830	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	721,601	49,330	1,429,262

NET INCREASE IN CASH AND EQUIVALENTS	(127,235)	952	199,814
Cash and cash equivalents at the beginning of the period	327,049	-	-
Cash and cash equivalents at the end of the period	$199,814	$952	$199,814
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$-	$-	$-
Income taxes paid	-	-	-
Common stock issued or subscribed in exchange for services
rendered	710,234	110,000	820,234
Stock options issued in exchange for services rendered	26,845	-	26,845
Stock options granted in exchange for deferred compensation	-	5,500,000	5,500,000
Cash held in trust	35,510	-	35,510
Common stock issued to founders	-	10,000	10,000

See accompanying footnotes to the unaudited condensed consolidated financial statements.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE A-SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying condensed consolidated financial statements follows.

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Rule 310(b) of Regulation S-B, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. The unaudited condensed financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's SEC Form SB-2.

Business and Basis of Presentation

Hemis Corporation (the "Company") was incorporated under the laws of the State of Nevada on February 9, 2005. On May 16, 2005, the Company incorporated Hemis Gold S.A. de C.V., a wholly owned subsidiary in Mexico. On June 14, 2005, the Company incorporated under the laws of the State of Nevada a wholly owned subsidiary, Aurum Financial Services, Inc. (“Aurum”). In June 2006, the Company’s Board of Directors authorized to spin off Aurum. Effective July 1, 2006, Aurum is formally spun off and is no longer a subsidiary of the Company. The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the discontinued operations are described in Note G.

In January 2006 the Company incorporated under the laws of the State of Nevada four wholly owned subsidiaries, Tecton Corporation, Stratos Gold Corporation, Allegra Corporation and Sirius Corporation. In June 2006 the Company incorporated under the laws of Philippines a wholly owned subsidiary, Hemis Philippines Corporation. All of these newly formed subsidiaries had no business operations as of June 30, 2006.

The Company was organized for the purpose of acquiring and developing gold, silver and other mineral properties. At June 30, 2006, the Company had entered into several agreements to acquire mineral claims with unknown reserves. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the exploration stage.

The consolidated financial statements include the accounts of Hemis Corporation and its wholly-owned subsidiaries, Aurum Financial Services, Inc., Hemis Gold S.A. de C.V., Tecton Corporation, Stratos Gold Corporation, Allegra Corporation, Sirius Corporation, and Hemis Philippines Corporation. Significant intercompany transactions and accounts have been eliminated in consolidation.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE A-SUMMARY OF ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. Cash and cash equivalents consist of operating funds held in financial institutions and funds held by an entity partially owned and controlled by the Company’s Chief Executive Officer and principal shareholder. The amount of funds held by the Chief Executive Officer at June 30, 2006 and December 31, 2005 was $65,337 and $14,060, respectively, and included in the cash and cash equivalents. The funds are used to pay for the Company's miscellaneous services and supplies.

Cash Held in Trust

At June 30, 2006 and December 31, 2005, the Company had $35,510 and $45,000, respectively, of cash held in a lawyer's trust account and the Company’s lawyer has authority to use the funds to pay legal bills, consulting fees, and expenses. There was no formal escrow agreement, and the President of the Company has the authority to allocate the trust funds and to withdraw the funds from trust at any time. The Company has excluded the cash held in trust from its cash and cash equivalents and accounted for as a current asset.

Mineral Properties and Exploration Costs

Mineral property interests are composed of mineral properties owned by the Company and rights to ownership of mineral properties which the Company can earn through cash or share payments, incurring exploration expenditures and combinations thereof. The Company accounts for its mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred, and all property sales and option proceeds received are credited to operations. When the existence of a mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on a property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property. Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations. As of June 30, 2006, all mineral claim costs of carrying, retaining and developing unproven properties were charged to operations in the period incurred.

Mineral Property Reclamation Obligations

The operations of the Company have been and may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs. The likelihood of new regulations and their overall effect upon the Company are not predictable. The Company will provide for any reclamation costs in accordance with Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations”. It is management’s opinion that the Company is not currently exposed to significant environmental and reclamation liabilities and has recorded no reserve for environmental and reclamation expenditures.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE A-SUMMARY OF ACCOUNTING POLICIES (Continued)

Stock Based Compensation

Prior to the January 1, 2006 adoption of the Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”), the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements. The Company had no employee stock based compensation issued and outstanding prior to January 1, 2006.

Effective January 1, 2006, the beginning of the Company’s first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective transition method. Under this transition method, stock-based compensation expense is recognized in the consolidated financial statements for granted, modified, or settled stock options. Compensation expense recognized included the estimated expense for stock options granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Results for prior periods have not been restated, as provided for under the modified-prospective method. The Company had no employee stock based compensation issued and outstanding at June 30, 2006.

Revenue Recognition

The Company is in exploration stage and has not generated any revenues as of December 31, 2005. The Company will recognize revenues pursuant to the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition , revenue will be recognized when persuasive evidence of an arrangement exists, delivery has occurred through an irrevocable transfer of metals to customers’ accounts or physical delivery of metals, the price is fixed or determinable, no obligations remain and collectibility is probable. Under the terms of certain sales contracts and purchase orders received from customers, the Company will recognize revenue when the product is in a refined and saleable form and title passes, which is typically when the product is transferred from the account of the Company to the account of the customer. Under certain of its sales agreements, the Company may instruct a third-party refiner to transfer metal from the Company’s account to the customer’s account; at this point, the Company’s account at the third party refinery is reduced and the purchaser’s account is increased by the number of ounces of metal sold. These transfers are irrevocable and the Company has no further responsibility for the delivery of the metals. Under other sales agreements, physical conveyance may occur by the Company arranging for shipment of metal from the third party refinery to the purchaser. In these cases, revenue is recognized at the point when delivery occurs and title passes to the purchaser. Sales discounts will be recognized when the related revenue is recorded. The Company will classify any cash sales discounts as a reduction in revenue. Sales of metals products sold directly to smelters will be recorded when title and risk of loss transfer to the smelter at current spot metals prices. Recorded values will be adjusted monthly until final settlement. Sales of metal in products tolled, rather than sold to smelters, will be recorded at contractual amounts when title and risk of loss transfer to the buyer.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE B – ADVANCES FROM RELATED PARTIES AND RELATED PARTY TRANSACTIONS

During the period ended June 30, 2006 and the year ended December 31, 2005, the Company’s significant shareholders advanced funds to the Company for working capital purposes. Total amount due to related parties amounted $0 and $33,461 at June 30, 2006 and December 31, 2005, respectively. The amounts advanced are unsecured, non-interest bearing and have no specific terms of repayments.

During the six months period ended June 30, 2006, directors of the Company received $120,000 in management fees pursuant to management agreements, and additional compensation of $32,452. The Company also prepaid $15,000 in management fees to a director of the Company.

NOTE C - CAPITAL STOCK

The Company was authorized to issue 75,000,000 shares of common stock with par value of $.001 per share. In April 2006, the Company’s Board of Directors passed a resolution to increase the Company’s authorized shares of common stock from 75,000,000 shares to 150,000,000 shares with a par value of $.001 per share. The Company has 13,931,105 and 10,688,683 shares of common stock issued and outstanding at June 30, 2006 and December 31, 2005, respectively.

On May 1 2005, the Company issued an aggregate of 10,000,000 shares of common stock to founders. The common shares issued were valued at par value of the Company’s common stock.

In May 2005, the Company issued an aggregate of 30,000 shares of common stock in exchange for cash at $0.55 per share.

In July 2005, the Company issued an aggregate of 500 shares of common stock in exchange for cash at $0.55 per share. The Company also issued an aggregate of 100,000 shares of common stock in exchange for services rendered at $0.55 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $55,000 were charged to operations during the year ended December 31, 2005.

In August 2005, the Company issued an aggregate of 458,183 shares of common stock in exchange for cash at $0.55 per share. The Company incurred commission costs of $25,200 in connection with the issuance of these common shares.

In September 2005, the Company issued an aggregate of 100,000 shares of common stock in exchange for services rendered at $0.55 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $55,000 were charged to operations during the year ended December 31, 2005.

In December 2005, the Company received proceeds of $430,625, net of $7,150 of commission, for 795,957 shares of common stock subscribed at $0.55 per share. The common shares subscribed were issued to subscribers in the first quarter of 2006.

In January 2006, the Company issued an aggregate of 593,638 shares of common stock in exchange for common stock subscribed in December 2005.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE C - CAPITAL STOCK (Continued)

In February 2006, the Company issued an aggregate of 274,795 shares of common stock at $0.55 per share in exchange for $93,125 of common stock subscribed in December 2005 and proceeds of $48,012, net of costs and fees.

In March 2006, the Company issued an aggregate of 164,337 shares of common stock at $0.55 per share in exchange for $11,000 of common stock subscribed in December 2005 and proceeds of $68,549, net of costs and fees.

In May 2006, the Company issued an aggregate of 480,000 shares of common stock at $0.55 per share in exchange for proceeds of $240,625, net of costs and fees, and stock subscription receivable in the amount of $3,300. The Company incurred commission costs of $20,075 in connection with the issuance of these common shares.

In May 2006, the Company issued an aggregate of 25,000 shares of common stock at $0.75 per share in exchange for proceeds of $16,875, net of costs and fees. The Company incurred commission costs of $1,875 in connection with the issuance of these common shares.

In May 2006, the Company issued an aggregate of 1,070,880 shares of common stock in exchange for services rendered at $0.55 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $588,984 were charged to operations during the six months ended June 30, 2006.

In June 2006, the Company issued an aggregate of 308,772 shares of common stock at $0.55 per share in exchange for proceeds of $164,325, net of costs and fees. The Company incurred commission costs of $5,500 in connection with the issuance of these common shares.

In June 2006, the Company issued an aggregate of 150,000 shares of common stock at $0.75 per share in exchange for proceeds of $105,750, net of costs and fees. The Company incurred commission costs of $6,750 in connection with the issuance of these common shares.

In June 2006, the Company issued an aggregate of 50,000 shares of common stock in exchange for services rendered at $0.55 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $ 27,500 were charged to operations during the six months ended June 30, 2006.

In June 2006, the Company issued an aggregate of 125,000 shares of common stock in exchange for services rendered at $0.75 per share, which approximated the fair value of shares issued during the period services were rendered. Compensation costs of $93,750 were charged to operations during the six months ended June 30, 2006.

During the period ended June 30, 2006, the Company received additional net proceeds in the amount of $110,926 for 215,214 shares of common stock subscribed. These shares have not been issued as of June 30, 2006 and are accounted for as common stock subscription payable.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE D - STOCK OPTIONS

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to its officers.

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Exercise	Number	Remaining	Average	Number	Average
		Contractual
Prices	Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price
$ 0.001	10,000,000	3.83	$ 0.001	10,000,000	$ 0.001
$ 1.00	50,000	4.42	$ 1.00	50,000	$ 1.00
	10,050,000	3.83	$ 0.01	10,050,000	$ 0.01

Transactions involving stock options issued to employees are summarized as follows:

		Weighted Average
	Number of Shares	Price Per Share
Balance at February 9, 2005 (date of inception):	-	$-
Granted	10,000,000	0.001
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2005	10,000,000	$0.001
Granted	50,000	1.00
Exercised	-	-
Cancelled or expired	-	-
Outstanding at June 30, 2006	10,050,000	$0.01

In May 2005, the Company granted an aggregate of 10,000,000 stock options to its officers in exchange for services provided and to be provided. The Company concluded that these officers were not employees as defined under Statements of Financial Accounting Standards (SFAS)123 R: Share Based Payments and under the definition of common law and Internal Revenue Service regulations, Revenue Rulings 57-246, 68-597 and 87-41, and the Internal Revenue Services’ Employment Tax Handbook. The exercise prices of the stock options granted were at par. The Company accounted for the stock options at the fair market value of the Company’s common stock. Deferred compensation cost in the amount of $5,500,000 was recorded as a reduction of stockholders’ equity and will be amortized over the 5-year period of services to be provided by the officers. Compensation expense of $545,480 and $183,333 was charged to operations for the six-month period ended June 30, 2006 and for the period from February 9, 2005 (date of inception) through June 30, 2005, respectively.

In January 2006, the Company granted an aggregate of 50,000 stock options to a consultant in exchange for services rendered. The estimated value of the stock options vested during the period ended June 30, 2006 was determined using the Black-Scholes option pricing model and the following assumptions: expected option life of 5 years, a risk free interest rate of 5.125%, a dividend yield of 0% and volatility of 208%. Compensation expense of $26,845 was charged to operations during the period ended June 30, 2006.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE E – COMMITMENTS AND CONTINGENCIES

Acquisition of Mining Rights

On December 20, 2005 the Company entered into a “Memo of Understanding”, and subsequently a formal option agreement on June 19, 2006 with Corex Gold Corp.(“Corex) to acquire Santa Rita Claim property located in Zacatecas, Mexico. The option agreement had no initial costs, and the Company has the right to acquire a 49% interest in the Santa Rita property upon incurring exploration expenses as agreed upon. Pursuant to the agreement, the Company committed to exploration expenditures of minimum $200,000 over the first 12 months at which time the Company shall have the rights to withdraw, without earning any interest. The Company will also issue 25,000 treasury shares to Corex upon commencement of Phase 1 of the agreement. As of December 31, 2005, the Company has incurred and charged to operations, $22,519 of expenditures pursuant to this agreement. On the 1st anniversary of the agreement, the Company would commit to exploration expenditures of minimum $300,000 over additional 12 months at which the Company will issue 75,000 treasury shares to Corex. On the 2nd anniversary, Corex would commit to exploration expenditures of minimum $450,000 over additional 12 months at which time the Company will issue 100,000 treasury shares to Corex. The Company may terminate the option agreement at any time hereafter without further obligation or liability to Corex except respecting payments, which have not at such time made to Corex in relation to milestones that have been achieved prior to the time of termination. During the period ended June 30, 2006, the Company incurred and charged to operations additional exploration expenditures in the amount of $25,257.

On December 31, 2005, the Company’s wholly owned subsidiary, Hemis Gold S.A. de C.V., entered into an option agreement to acquire a 67.5% interest in the El Tigre located in the Municipality of Sahuaripa, Sonora, Mexico. The option agreement had no initial costs. If Company incurred $200,000 of exploration expenditures within 548 days from the date of the agreement, the Company will acquire a 67.5 % interest in the El Tigre Concession and the Porvenir Concession mineral claims. As of December 31, 2005, the Company has not incurred expenditures pursuant to this agreement. During the period ended June 30, 2006, the Company incurred and charged to operations additional exploration expenditures in the amount of $27,742.

NOTE F – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements for the period February 9, 2005 (date of inception) to June 30, 2006, the Company incurred losses of $3,306,134 The Company’s current assets exceeded its current liabilities by $206,370 However, the Company has generated no revenues to date, has incurred operating expenses and has sustained losses. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the strategic acquisition of businesses and continued business development, and additional equity investment in the Company. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE F – GOING CONCERN MATTERS (Continued)

In order to improve the Company’s liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

NOTE G – DISCONTINUED OPERATIONS

In June 2006, the Company’s Board of Directors authorized to spin off one of its wholly-owned subsidiary, Aurum Financial Services, Inc. (“Aurum”), by issuing to the Company’s shareholders as of July 1, 2006 (“Record Date”) one share of Aurum for every 10 shares of the Company’s common stock owned by the shareholders. Effective July 1, 2006, Aurum is formally spun off and is no longer a subsidiary of the Company.

The following summarizes the net assets of discontinued operations as on June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
Assets:
Cash and cash equivalents	$17,895	$-
Prepaid expenses and other	10,000	-
	$27,895	$-

The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the discontinued operations for the six months ended June 30, 2006, for the period from February 9, 2005 (date of inception) through June 30, 2005, and for the period from February 9, 2005 (date of inception) through June 30, 2006 were:

			For the period from
		For the period from	February 9, 2005
		February 9, 2005	(date of inception)
	For the six months	(date of inception)	through June 30,
	ended June 30,	through June 30,	2006
	2006	2005
Revenue	$-	$-	$-
Expenses	22,128	-	22,128
Net (Loss)	$(22,128)	$-	$(22,128)

There were no depreciation and amortization expense included in expenses of discontinued operations for the six months ended June 30, 2006, for the period from February 9, 2005 (date of inception) through June 30, 2005, and for the period from February 9, 2005 (date of inception) through June 30, 2006.

HEMIS CORPORATION
(A exploration stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE H – SUBSEQUENT EVENTS

In September 2006, the Company’s Board of Directors authorized to spin off one of its wholly-owned subsidiary, Stratos Gold Corporation (“Stratos”), by issuing to the Company’s shareholders as of September 1, 2006 (“Record Date”) one share of Stratos for every 50 shares of the Company’s common stock owned by the shareholders. Effective September 1, 2006, Stratos is formally spun off and is no longer a subsidiary of the Company.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Russell Bedford Stefanou Mirchandani LLP, Certified Public

Accountants, audited our consolidated financial statements for the period ending December 31, 2005. Since inception, we have had no changes in or disagreements with our accountants.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Hemis is insured or indemnified in any manner against any liability which he may incur in his capacity as such is pursuant to Nevada Revised Statutes, Chapter 78. The general effect of the foregoing is to allow indemnification of a control person, officer or director from liability, which would make Hemis responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$741
Legal fees and expenses	20,000
Accounting fees and expenses	15,000
Printing and marketing expenses	500
Miscellaneous	1,000
Total	$37,241

Recent Sales of Unregistered Securities

Since inception on February 9, 2005, we have completed the following sales of unregistered securities.

•	On May 1, 2005, we issued an aggregate of 10,000,000 shares of common stock to our directors, Norman Meier and Bruno Weiss. The common shares issued were valued at par value of our common stock.

•	In May 2005, we issued an aggregate of 30,000 shares of common stock in exchange for cash at $0.55 per share.

•

In July 2005, we issued an aggregate of 500 shares of common stock in exchange for cash at $0.55 per share. We also issued an aggregate of 100,000 shares of common stock at $0.55 per share to Charles Reed, our Chief Geologist in exchange for $55,000 worth of mining related consulting services. Compensation costs of $55,000 were charged to operations during the year ended December 31, 2005.

•

In August 2005, we issued an aggregate of 458,183 shares of common stock in exchange for cash at $0.55 per share. We incurred commission costs of $25,200 in connection with the issuance of these common shares.

•

In September 2005, we issued 50,000 shares of common stock at $0.55 per share to Craig Schneider for consulting services valued at $27,500 provided by Mr. Schneider as a member of our Advisory Board. In September we also issued 50,000 common shares at $0.55 per share to Chris Bogart for consulting services valued at $27,500 provided by Mr. Schneider as a member of our Advisory Board.

•	In January 2006, we issued an aggregate of 593,638 shares of common stock in exchange for cash at $0.55 per share and common stock subscribed in December 2005.

•

In February 2006, we issued an aggregate of 274,795 shares of common stock at $0.55 per share in exchange for $93,125 of common stock subscribed in December 2005 and $48,012 of proceeds, net of commission and costs.

•

In March 2006, we issued an aggregate of 164,337 shares of common stock at $0.55 per share in exchange for $11,000 of common stock subscribed in December 2005 and $68,549 of proceeds, net of commission and costs.

•
In May 2006, we issued an aggregate of 480,000 shares of common stock in exchange for cash at $0.55 per share, and an aggregate of 25,000 shares of common stock in exchange for cash of $0.75 per share. We also issued 1,070,880 shares of common stock to Michael Friedrich for $588,984 of services in exchange for the following services provided by Mr. Friedrich: introduction to potential investors, preparing presentations to potential investors in Zurich, introducing us to investment professional and financial institutions, introducing us to high net worth individuals and assisting us in developing our business plans. The shares issued in exchange for services were valued at approximated the fair value of shares issued during the period services were rendered.

•
In June 2006, we issued an aggregate of 308,772 shares of common stock in exchange for cash at $0.55 per share 150,000 shares of common stock on exchange for cash at $0.75 per share. We also issued 175,000 shares of common stock in exchange for consulting services to the following individuals: 50,000 shares to Karl-Heinz Heiland for $37,500 of financial consulting, 50,000 shares to Doris Neuweiler for $37,500 of business development consulting, 50,000 shares to Doug Oliver, a Director of Hemis, for $27,500 of services as a geologist, 25,000 shares to Charles Reed for $13,750 of geological consulting services.

•	In August 2006, we issued 1,038,730 common shares at $0.75 per share to investors in Europe for proceeds of $779,475.

•	From September 1 to 14, 2006 we issued 100, 300 common shares at $0.75 per share for proceeds of $75,225.

•

Shares issued to U.S. residents Harvey Roseff, Doug Oliver and Charles Reed were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other issuances described above were exempt from registration under Regulation S of the Securities Act. Where the purchasers of the shares in the issuances described above are not named, they are all non U.S. residents, unless otherwise noted.

Exhibits

Exhibit	Exhibit
Number	Description

3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on February 9, 2005 (1)

3.2	Certificate of Amendment to Articles of Incorporation filed April 28, 2006 (1)

3.3	Bylaws (1)

4	Instrument Defining the Right of Holders - Form of Share Certificate (1)

5.1	Legal Opinion & Consent

10.1	Santa Rita Option Agreement (1)

10.2	El Tigre and Porvenir Option Agreement (1)

10.3	Bruno Weiss Management Agreement (1)

10.4	Douglas Oliver Management Agreement (1)

10.5	Norman Meier Management Agreement (1)

10.6	Hudson Capital Corp. Consulting Agreement (1)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP , Independent Registered Public Accounting Firm

(1) Included as exhibits on our Form SB-2 filed July 21, 2006.

Undertakings

Hemis hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Hemis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on the 27th day of September, 2006.

HEMIS CORPORATION

By:	/s/ Norman Meier
Norman Meier
Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Norman Meier		September 27, 2006
Norman Meier	Director, President, Chief
Executive Officer

/s/ Bruno Weiss		September 27, 2006
Bruno Weiss	Director, Chief Financial Officer,
Principal Accounting Officer, Secretary

/s/ Doug Oliver		September 27, 2006
Doug Oliver	Director